Exhibit 2.2

CONFIDENTIAL	EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
ACADIA HEALTHCARE COMPANY, LLC,
ACADIA — YFCS ACQUISITION COMPANY, INC.,
YOUTH & FAMILY CENTERED SERVICES, INC.,
THE PRINCIPAL STOCKHOLDERS NAMED HEREIN
and
TA ASSOCIATES, INC.
as Stockholders’ Representative
February 17, 2011

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v

Page
Section 13.14 Binding Effect; Benefit	73
Section 13.15 Conflicts and Privilege	73
Section 13.16 Severability	74
Section 13.17 Counterparts	74

ANNEXES

Annex A	List of Defined Terms

EXHIBITS

Exhibit A	Form of Paying Agent Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D-1	Sheehan/Nunn Agreement (Sheehan)
Exhibit D-2	Sheehan/Nunn Agreement (Nunn)

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AGREEMENT AND PLAN OF MERGER
PREAMBLE
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 17, 2011, is by and among Acadia Healthcare Company, LLC, a Delaware limited liability company (“Parent”), Acadia — YFCS Acquisition Company, Inc., a Georgia corporation (“MergerCo”) and wholly-owned subsidiary of Acadia — YFCS Holdings, Inc., a Delaware corporation (“Acadia — YFCS Holdings”) and wholly-owned subsidiary of Parent, Youth & Family Centered Services, Inc., a Georgia corporation (the “Company”), each of the Stockholder (defined herein) who are signatories to this Agreement (the “Principal Stockholders”), and TA Associates, Inc., a Delaware corporation, solely in the capacity as Stockholders’ Representative and only for the express purposes provided for herein and for no other purpose (the “Stockholders’ Representative”). Certain terms used in this Agreement are defined in Section 13.5 hereof. An index of defined terms used in this Agreement and not otherwise defined in Section 13.5 is attached as Annex A hereto.
RECITALS
     WHEREAS, Parent, MergerCo and the Company wish to effect a business combination through a merger of MergerCo with and into the Company (the “Merger”) on the terms and conditions set forth in this Agreement and in accordance with the Georgia Business Corporation Code, as amended (the “GBCC”);
     WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of its stockholders; and
     WHEREAS, the Boards of Directors of Parent and MergerCo have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and have declared this Agreement, the Merger and the other transactions contemplated by this Agreement to be advisable and in the best interest of their respective stockholders.
     NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the applicable provisions of the GBCC, at the Effective Time, (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the

“Surviving Corporation”) and shall continue to be governed by the laws of the State of Georgia; and (c) the separate corporate existence of the Company with all of its rights, privileges, immunities and powers shall continue unaffected by the Merger. The Merger shall have the effects specified in the GBCC.
     Section 1.2 Effective Time. On the Closing Date, the Company shall duly execute a certificate of merger (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Georgia in accordance with the GBCC. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the GBCC), has been examined by, and received the endorsed approval of, the Secretary of State of the State of Georgia, or at such subsequent time as Parent and Company shall agree and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”). Among other things, the Certificate of Merger shall effect the changes to the articles of incorporation and bylaws of MergerCo set forth in Section 1.3.
     Section 1.3 Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time, (a) the Restated Charter, as amended to be identical to the articles of incorporation of MergerCo as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation; (b) the bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation; and (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be those Persons designated by Parent in its sole discretion.
     Section 1.4 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article IX (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP (“Goodwin”), 135 Commonwealth Drive, Menlo Park, CA 94025, or at such other place as agreed to by the parties hereto.
     Section 1.5 Tax Treatment of Merger. It is the intent of the parties that the Merger be treated as a taxable sale of stock of the Company by the Stockholders to Acadia — YFCS Holdings for federal and state income tax purposes. The parties hereto agree to file, and to cause Acadia – YFCS Holdings to file, all Tax Returns consistent therewith and to not take any position inconsistent therewith.
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL
STOCK OF THE CONSTITUENT CORPORATIONS
     Section 2.1 Effect on Capital Stock; Options; Warrants. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company Stock, Options or Warrants (each, a “Stockholder,” and, collectively, the “Stockholders”) or any shares of capital stock of MergerCo:

          (a) MergerCo Stock. Each share of common stock, par value $0.01 per share of MergerCo issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation following the Merger, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
          (b) Treasury Stock. Each share of Company Stock that is owned by the Company or by any wholly-owned Subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
          (c) Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares (as defined in Section 3.2(b)) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the consideration set forth below:
               (i) in respect of each share of Series A Preferred Stock issued and outstanding immediately before the Effective Time, an amount, payable without interest in accordance with Article III, equal to the Series A Net Merger Consideration Per Share.
               (ii) in respect of each share of Series B Preferred Stock issued and outstanding immediately before the Effective Time, an amount, payable without interest in accordance with Article III, equal to zero Dollars ($0.00);
               (iii) in respect of each share of Redeemable Preferred Stock issued and outstanding immediately before the Effective Time, an amount, payable without interest in accordance with Article III, equal to zero Dollars ($0.00); and
               (iv) in respect of each share of the Company’s Common Stock, par value $.0001 per share (the “Common Stock”), an amount, payable without interest in accordance with Article III, equal to the Common Net Merger Consideration Per Share.
As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a stock certificate which immediately prior to the Effective Time represented any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such stock certificate or the delivery of an affidavit as described in Section 3.1(e), the consideration as set forth in this Section 2.1.
          (d) Options. Each option to acquire Common Stock (each, an “Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall become fully vested and exercisable and shall be cancelled and converted into the right to receive an amount, payable without interest in accordance with Article III, equal to (i) the product of (A) the Common Net Merger Consideration Per Share, multiplied by (B) the number of shares of Common Stock for which such Option is exercisable as of immediately prior to the Effective Time, minus (ii) the aggregate cash exercise price payable upon exercise of such

Option (without regard to any cashless exercise provisions), in accordance with the terms and conditions of this Agreement (the “Option Payment”); provided, however, that the holder of any such Option shall have the right to exercise such Option as of immediately prior to the Effective Time and to the extent vested as a result of this Section 2.1(d) subject to the consummation of the transactions contemplated hereby. As of the Effective Time, any such cancelled Option shall no longer be exercisable by the former holder thereof, and such holder shall cease to have any rights with respect to such Option, except the right to receive the Option Payment upon the delivery of a Letter of Transmittal in accordance with this Agreement.
          (e) Warrants. Each warrant to purchase shares of Common Stock (each, a “Warrant”) that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and the holder thereof shall be cancelled and converted into the right to receive an amount, payable without interest in accordance with Article III, equal to (i) the product of (A) the Common Net Merger Consideration Per Share, multiplied by (B) the number of shares of Common Stock for which such Warrant is exercisable as of immediately prior to the Effective Time, minus (ii) the cash exercise price payable upon exercise of such Warrant (without regard to any cashless exercise provisions) (the “Warrant Payment”). As of the Effective Time, any such cancelled Warrant shall no longer be exercisable by the former holder thereof, and such holder shall cease to have any rights with respect to such Warrant, except the right to receive the Warrant Payment upon the surrender of such Warrant or the delivery of an affidavit as described in Section 3.1(e).
     Section 2.2 Payments at Closing for Closing Indebtedness. At the Closing, Parent and MergerCo shall provide sufficient funds to the Company from the Merger Consideration to enable the Company to repay the Closing Indebtedness in accordance with the instructions provided pursuant to Section 9.2(e)(xv).
     Section 2.3 Payments at Closing for Stockholder Funded Expenses. At the Closing, Parent and MergerCo shall fund to the Company from the Merger Consideration an amount equal (i) to all outstanding fees and expenses of the Company, its Subsidiaries and the Stockholders’ Representative incurred in connection with the negotiation, preparation and execution of this Agreement and the performance or consummation of the Merger and the other transactions contemplated by this Agreement, which shall be provided to Parent and MergerCo no later than three (3) Business Days prior to the Closing and (ii) the employer’s share of any employment Taxes required to be paid with respect to any Option Payments and Warrant Payments (the “Stockholder Funded Expenses”) and which have not been paid on or prior to the Closing Date. At the Closing, but effective immediately prior to the Closing, the Company shall pay the Stockholder Funded Expenses.
     Section 2.4 Payments at Closing for Severance Obligations and Insurance Tail Expenses. At the Closing, Parent and MergerCo shall fund to the Company from the Merger Consideration an amount required to satisfy all deferred compensation, severance payments and benefits, sale or change-in-control bonus payments, including the employer’s share of any employment Taxes related to any such payments, and other similar liabilities or arrangements that the Company may have with each of Kevin Sheehan and Mack Nunn (excluding any “Premium Differential Amount” or “Gross-Up Amount”, as such terms are defined in Section 4(f) of the Sheehan/Nunn Agreements) (the “Severance Obligations”). At the Closing, Parent

and MergerCo shall fund to the Company from the Merger Consideration an amount required to satisfy all liabilities that the Company may have with respect to the Insurance Tail Policies (the “Insurance Tail Expenses”).
     Section 2.5 Expense Amounts. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a good faith estimate of the amount (the “Stockholders’ Expense Amount”) needed to fund the potential expenses of the Stockholders’ Representative in the performance of its duties and obligations under this Agreement, the Escrow Agreement, the Paying Agent Agreement, or in connection with or related to the Oak Ridge Divestiture (as defined in Section 7.2). At the Closing, Parent and MergerCo shall deposit, on the Company’s behalf, from the Merger Consideration, the Stockholders Expense Amount, such deposit to constitute the “Stockholders’ Expense Escrow Fund”) with the Escrow Agent (as defined in Section 3.2).
     Section 2.6 Closing Estimates. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a good faith estimate of the Net Working Capital (exclusive of all Cash and Cash Equivalents) of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Estimated Working Capital”) and a good faith estimate of the Closing Indebtedness, Stockholder Funded Expenses and Severance Obligations. Within three (3) Business Days prior to the Closing, the Company will distribute all of its excess Cash and Cash Equivalents to the Stockholders in immediately available U.S. federal funds. The Estimated Working Capital shall be subject to the approval of the Parent (not to be unreasonably withheld).
     Section 2.7 Merger Consideration Adjustment.
          (a) Post-Closing Reconciliation. Within ninety (90) days following the Closing Date, the Surviving Corporation shall prepare and deliver to the Stockholders’ Representative a statement (the “Closing Statement”) setting forth Parent’s calculation of the Company’s and its Subsidiaries’ Net Working Capital prepared as of the close of business on the Closing Date (the “Closing Working Capital”), along with reasonable supporting detail to evidence the Parent’s calculations, explanations and assumptions for the calculation of the Closing Working Capital.
          (b) Disputes. If the Stockholders’ Representative disagrees with the calculation of Closing Working Capital as set forth in the Closing Statement, the Stockholders’ Representative shall notify the Surviving Corporation of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement and including a revised version of the Closing Statement (the “Dispute Notice”), within thirty (30) days of its receipt of the Closing Statement. In the event that the Stockholders’ Representative does not provide a Dispute Notice within such thirty (30) day period, the Stockholders’ Representative shall be deemed to have accepted the Closing Statement in its entirety, which shall be final, binding and conclusive for all purposes hereunder. In the event any such Dispute Notice is provided within such thirty (30) day period, the Surviving Corporation and the Stockholders’ Representative shall use commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree in writing) to negotiate and resolve any disagreements by the Stockholders’ Representative set forth in the Dispute Notice. During each of the thirty (30) day periods following the

Stockholders’ Representative’s receipt of the Closing Statement and the fifteen (15) day period described in the immediately preceding sentence, Parent and the Surviving Corporation shall on a timely basis, provide to the Stockholders’ Representative and its authorized representatives reasonable access to all records (and employees of Parent and the Surviving Corporation who were involved in the preparation of the Closing Statement, including such access to facilities as is reasonably necessary to have such access to such employees) and the Surviving Corporation’s outside accountants and their work papers and other documents used in preparing the such statement. If, at the end of the fifteen (15) day period, they do not resolve any such disagreements, then the Surviving Corporation and the Stockholders’ Representative shall engage KPMG LLP to resolve such dispute (the “Neutral Auditor”). The Neutral Auditor shall be provided with (i) a copy of this Agreement, (ii) the Closing Statement and related supporting detail prepared by the Surviving Corporation and delivered to the Stockholders’ Representative, (iii) the Dispute Notice and any supporting detail accompanying such Dispute Notice prepared by the Stockholders’ Representative, and (iv) any information requested by the Neutral Auditor as necessary or appropriate in resolving such dispute. The Neutral Auditor shall review such statements and, within thirty (30) days of its appointment, shall deliver a revised version of the Closing Statement setting forth its resolution of the dispute, which absent fraud or manifest error, shall be binding upon the parties; provided, however, that in resolving any disputed item, the Neutral Auditor (i) shall be bound by the principles set forth in this Section 2.7 and (ii) shall select an amount that is either the amount owed as shown on the Closing Statement or the Dispute Notice or any amount between the amounts shown thereon. The fees and costs of the Neutral Auditor, if one is required, shall be payable (i) by the Stockholders’ Representative on behalf of the Stockholders, on the one hand and (ii) by Parent and the Surviving Corporation, on the other hand, on the basis, for each such party, of the ratio of (A) the positive difference between the sum of (1) the aggregate net amount of Net Working Capital submitted by such party to the Neutral Auditor on the Closing Statement or Dispute Notice, as applicable, and (2) the determination of the actual aggregate net amount of Net Working Capital made by the Neutral Auditor on the revised version of the Closing Statement delivered by the Neutral Auditor to (B) the aggregate difference between each party’s submission of the aggregate net amount of Net Working Capital as set forth on the Closing Statement or Dispute Notice, as applicable.
          (c) Net Working Capital Adjustment. If the Closing Working Capital as finally determined pursuant to this Section 2.7 is greater than the Estimated Working Capital, Parent will pay to the Paying Agent promptly in immediately available funds an amount equal to such difference, which amount will be distributed to the Stockholders in accordance with Section 3.1. If the Closing Working Capital as finally determined pursuant to this Section 2.7 is less than the Estimated Working Capital, (i) the Stockholders’ Representative shall cause the Escrow Agent to pay to Parent promptly in immediately available funds an amount equal to such difference from the Working Capital Escrow Fund, and (ii), to the extent the Working Capital Escrow Fund is insufficient to satisfy such difference, the Stockholders’ Representative shall cause the Escrow Agent to pay to the Parent promptly in immediately available funds an amount equal to such remainder from the Indemnity Escrow Fund. Any payment required under this Section 2.7(c) shall be made within three (3) Business Days of the final determination of the Closing Working Capital.
          (d) Tax Treatment of Merger Consideration Adjustment. The parties hereto agree that any Net Working Capital Adjustment payments shall be treated as an adjustment to

Merger Consideration for Tax purposes. The parties hereto agree to file all Tax Returns consistent therewith and to not take any position inconsistent therewith.
     Section 2.8 Cash and Cash Equivalents Adjustment. Within ten (10) days following the Closing Date, the Surviving Corporation shall prepare and deliver to the Stockholders’ Representative, a statement (the “Closing Cash Statement”) setting forth Parent’s calculation of the Company’s and its Subsidiaries’ Cash and Cash Equivalents as of the close of business on the Closing Date (the “Closing Cash and Cash Equivalents”), along with reasonable supporting detail to evidence the Parent’s calculations. Parent will, promptly after delivery of the Closing Cash Statement, pay to the Paying Agent, in immediately available funds, an amount equal to the Closing Cash and Cash Equivalents, which amount will be distributed to the Stockholders in accordance with Section 3.1.
ARTICLE III
PAYMENT FOR SHARES; DISSENTING SHARES
     Section 3.1 Payment for Shares of Company Stock, Options and Warrants.
          (a) JPMorgan Chase Bank, National Association (the “Paying Agent”) shall act as paying agent. At the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the Stockholders immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 3.1, cash in an amount equal to the Closing Cash Consideration (the “Payment Fund”). On the Closing Date, Parent shall pay, on the Company’s behalf and from the Merger Consideration, all fees and expenses associated with the hiring and retention of the Paying Agent, which shall be estimated and agreed upon by Parent and the Stockholders’ Representative as of the Effective Time (the “Paying Agent Expenses”). The Paying Agent shall, pursuant to the terms of a paying agent agreement to be entered into by and among Parent, the Stockholders’ Representative and the Paying Agent, such paying agent agreement to be substantially in the form attached hereto as Exhibit A (the “Paying Agent Agreement”), make the payments provided for in Section 3.1(d) out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement. All fees and expenses associated with the hiring and retention of the Paying Agent, other than the Paying Agent Expenses paid on the Closing Date, shall be paid by the Stockholders’ Representative on behalf of the Principal Stockholders.
          (b) At the Effective Time, Parent shall cause to be delivered to JPMorgan Chase Bank, National Association (the “Escrow Agent”) an amount of cash equal to Fifteen Million and 00/100 Dollars ($15,000,000.00) (the “Indemnity Escrow Amount”), such deposit to constitute the indemnity escrow fund (the “Indemnity Escrow Fund”), an amount of cash equal to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the “Working Capital Escrow Amount”), such deposit to constitute the working capital escrow fund (the “Working Capital Escrow Fund”), an amount of cash reasonably agreed upon by Parent and the Stockholders’ Representative to reimburse the Company for the costs it will incur pursuant to the Service Center Agreements (the “Service Center Escrow Amount”), such deposit to constitute the Service Center escrow fund (the “Service Center Escrow Fund”) and the Stockholders’ Expense Escrow Fund. The Indemnity Escrow Fund, Working Capital Escrow Fund, Service

Center Escrow Fund and Stockholders’ Expense Escrow Fund shall be governed by the terms of an escrow agreement to be entered into by and among Parent, the Stockholders’ Representative and the Escrow Agent, such escrow agreement to be substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Indemnity Escrow Fund shall be held in escrow and shall be available only to satisfy the indemnification obligations described in Section 10.2 and Section 12.10 or any adjustment to purchase price in favor of Parent pursuant to Section 2.7(c), the Working Capital Escrow Fund shall be available only to satisfy any adjustment to purchase price in favor of Parent pursuant to Section 2.7, the Service Center Escrow Fund shall be held in escrow and shall be available only to satisfy the Company’s obligations under the Service Center Agreements, and the Stockholders’ Expense Escrow Fund shall be held in escrow and shall be available to fund any expenses incurred by the Stockholders’ Representative as set forth in Section 2.5. Any payments to be made out of the Indemnity Escrow Fund, Working Capital Escrow Fund, Service Center Escrow Fund, Stockholders’ Expense Escrow Fund, with respect to the Closing Cash and Cash Equivalents, or with respect to the Excess Dissenters’ Rights Reserve Amount (as defined in Section 3.2(c)) for the benefit of the Stockholders shall be made to the Paying Agent who shall disburse such amounts among the Stockholders in accordance with the Disbursement Waterfall. All parties hereto agree that (i) the right of the Stockholders (other than Option holders) to the Indemnity Escrow Fund, Working Capital Escrow Fund and Service Center Escrow Fund shall be treated as deferred contingent purchase price eligible for installment sale treatment under Code § 453 and any corresponding provision of foreign, state or local law, as appropriate; (ii) the Parent shall be treated as the owner of the Indemnity Escrow Fund, Working Capital Escrow Fund and Service Center Escrow Fund, and all interest and earnings earned from the investment and reinvestment of the Indemnity Escrow Fund, Working Capital Escrow Fund and Service Center Escrow Fund, or any portion thereof, shall be allocable to Parent pursuant to Code § 468B(g) and Proposed Treasury Regulation § 1.468B-8; and (iii) if and to the extent any amount of the Indemnity Escrow Fund, Working Capital Escrow Fund or Service Center Escrow Fund is actually distributed to the Stockholders (other than Option holders), interest may be imputed on such amount, as required by Code § 483 or Code § 1274. Any portion of the Indemnity Escrow Fund, Working Capital Escrow Fund and Service Center Escrow Fund paid to an Option holder will be treated as compensation reportable on IRS Form W-2 and includable in the gross income of the Option holder at the time of payment.
          (c) At least five (5) Business Days prior to the Effective Time, the Company shall mail to each record holder, as of the Effective Time, of a Common Stock Certificate, Preferred Stock Certificate and/or Warrant (together, the “Certificates”), a letter of transmittal and instructions, in the form attached hereto as Exhibit C (the “Letter of Transmittal”). At least five (5) Business Days prior to the Effective Time, the Company shall mail to each record holder, as of the Effective Time, of an Option, a Letter of Transmittal.
          (d) If a Stockholder surrenders to the Paying Agent a Letter of Transmittal, as applicable, duly executed, and such other documents (including Certificates if applicable) as may be reasonably requested pursuant to the instructions included with the Letter of Transmittal, at least two (2) Business Days prior to the Closing Date and such holder is the record holder as of the Closing Date, then such Stockholder shall be paid, in accordance with the Distribution Waterfall, on the Closing Date in exchange therefor cash in an amount equal to the product of the number of shares set forth in such Letter of Transmittal, multiplied by the amount of consideration in respect of such shares as determined pursuant to Section 2.1, and any

Certificates and/or Options held by such Stockholder shall forthwith be canceled. If a holder surrenders to the Paying Agent a Letter of Transmittal, as applicable, duly executed, and such other documents (including Certificates if applicable) as may be reasonably requested pursuant to the instructions included with the Letter of Transmittal, any time after two (2) Business Days prior to the Closing Date, and such holder is the record holder as of the Closing Date, then such Stockholder shall be paid no earlier than at the Closing and as soon as reasonably practicable in accordance with the immediately preceding sentence, and any Certificates and/or Options held by such Stockholder shall forthwith be canceled. No interest will be paid or accrued on the consideration payable upon the surrender of Certificates and/or Options, or upon the tendering of an affidavit contemplated in Section 3.1(e).If payment is to be made to a Person other than the Person in whose name the Certificate and/or Option identified on the Letter of Transmittal is registered, it shall be a condition of payment that the Certificate and/or Option so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to the Paying Agent with all documents required to evidence and effect such transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate and/or Option identified on the Letter of Transmittal or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.1(d), each Certificate and/or Option (other than Certificates representing shares of Company Stock to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall at any time after the Effective Time represent solely the right to receive upon such surrender the consideration, as contemplated by this Section 3.1.
          (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent, upon receipt of a lost certificate affidavit in a form acceptable to Parent, will deliver in exchange for such lost, stolen or destroyed Certificate the applicable consideration with respect to the shares formerly represented thereby.
          (f) To the extent permitted by applicable law, none of Parent, MergerCo, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (g) All consideration paid upon the surrender of a Certificate and/or Option, or upon the tendering of an affidavit contemplated in Section 3.1(e), in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares formerly represented by such Certificate and/or Option. At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates and/or Options are presented to the Surviving Corporation for transfer, they shall be canceled and the Paying Agent shall pay out of the Payment Fund in respect of each share of Series A Preferred Stock represented by a surrendered Certificate, or a tendered affidavit contemplated in Section 3.1(e), the Series A Closing Cash Consideration Per Share and in respect of each share of Common Stock represented by a surrendered Certificate and/or Option, or a tendered affidavit contemplated in Section 3.1(e), an amount equal to the Common Closing

Cash Consideration Per Share, as provided in this Article III, subject to applicable law in the case of Dissenting Shares.
          (h) The Paying Agent shall invest any cash included in the Payment Fund as directed by the Stockholders’ Representative in direct obligations of the U.S. Treasury, on a daily basis. Any interest and other income resulting from such investments shall be the property of the Stockholders.
          (i) Each of Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or applicable law. To the extent that amounts are so deducted and withheld and properly paid to the relevant Governmental Authority, such amounts shall be treated for purposes of this Agreement as having been paid to the Stockholder on whose behalf such deduction and withholding was made.
     Section 3.2 Appraisal Rights.
          (a) Within ten days after the date of this Agreement, the Company shall mail to each Stockholder entitled to vote on the approval and authorization of the Merger and this Agreement that did not approve and authorize the Merger and this Agreement, a notice informing such Stockholder of the approval and authorization of the Merger and this Agreement by the holders of at least the minimum number of shares of Company Stock required to approve and authorize the Merger and this Agreement under the GBCC and the Company’s charter and of their rights to appraisal, which notice shall be in accordance with Chapter 2, Article 13 of the GBCC (the “Appraisal Rights Provisions”).
          (b) Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Stockholders who, in accordance with the Appraisal Rights Provisions (i) have not executed a written consent adopting and approving this Agreement and (ii) shall have demanded properly in writing appraisal for such shares, and not effectively withdrawn, lost or failed to perfect their rights to appraisal (collectively, the “Dissenting Shares”), will not be converted as described in Section 2.1, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Company Stock held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the consideration, without interest, in the manner provided in Section 2.1. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. The Company shall give Parent and MergerCo prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of Company Stock. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands.
          (c) With respect to any Stockholder holding Dissenting Shares, Parent shall, on the Company’s behalf, pay to the Surviving Corporation from the Merger Consideration an amount equal to the estimated costs and expenses (including the estimated cost of redeeming the Dissenting Shares, court costs, attorneys’ fees and expenses) of adjudicating the dissenter’s rights action of all dissenting Stockholders (collectively, the “Dissenters’ Rights Actions”), which shall be estimated and agreed upon by Parent and the Stockholders’ Representative as of the Effective Time (the “Estimated Dissenters’ Expenses”). Each dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such shares of Company Stock shall be canceled. At such time as all Dissenters’ Rights Actions have been resolved, Parent shall promptly pay to the Paying Agent, in immediately available funds, an amount equal to the Estimated Dissenters’ Expenses minus the costs and expenses actually incurred in adjudicating the Dissenters’ Rights Actions and in redeeming the Dissenting Shares (the “Excess Dissenters’ Rights Reserve Amount”), which amount will be distributed to the Stockholders in accordance with Section 3.1.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby makes to Parent and MergerCo the representations and warranties contained in this Article IV.
     Section 4.1 Existence; Good Standing; Authority.
          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. The Company has all requisite corporate power and authority to own, operate, lease its properties and carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary in any material respect. The Company has made available to Parent accurate and complete copies of the Restated Charter and the Company’s bylaws as in effect on the date of this Agreement (the “Bylaws”).
          (b) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and the Subsidiaries. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 4.2 Capitalization.
          (a) Outstanding Securities. As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 105,000,000 shares of Common Stock, of which 85,398 shares are issued and outstanding as of the date of this Agreement; and (ii) 270,000,000 shares of Preferred Stock, of which, (A) 90,000,000 shares are designated as Series A Preferred Stock, 83,609,009 of which are issued and outstanding as of the date of this Agreement; (B) 90,000,000 shares are designated as Series B Preferred Stock, none of which are issued and outstanding as of the date of this Agreement; and (C) 90,000,000 shares are designated as Redeemable Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. Schedule 4.2(a) sets forth the names of the Stockholders and the class, series and number of shares of Company Stock owned of record by each of such Stockholders as of the date of this Agreement.
          (b) Stock Options. The Company has reserved 9,739,010 shares of Common Stock for issuance under the Stock Option Plan, of which options with respect to 7,631,140 shares are outstanding as of the date of this Agreement. Schedule 4.2(b) accurately sets forth, with respect to each Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Option; (ii) the total number of shares of Common Stock that are subject to such Option; (iii) the exercise price per share of Common Stock purchasable under such Option; and (iv) the expiration date of such Option. Except as set forth on Schedule 4.2(b), there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or the Subsidiaries.
          (c) Warrants. Schedule 4.2(c) accurately sets forth, with respect to each Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Warrant; (ii) the class, series and total number of shares of Company Stock that are subject to such Warrant and the class, series and number of shares of Company Stock with respect to which such Warrant is immediately exercisable; (iii) the date on which such Warrant was issued and the term of such Warrant; and (iv) the exercise price per share of Company Stock purchasable under such Warrant.
          (d) No Other Securities or Interests. As of the date of this Agreement, except for the Preferred Stock, and except as set forth on Schedule 4.2(b), Schedule 4.2(c) and Schedule 4.2(d), there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company, nor are there any stock appreciation, phantom stock, profit participation, or similar rights. Except as set forth on Schedule 4.2(d), there are no agreements to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares. Except as set forth on Schedule 4.2(d), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of the Company.
     Section 4.3 Subsidiaries.
          (a) Each of the Company’s Subsidiaries are listed on Schedule 4.3(a). Except as set forth on Schedule 4.3(a), the Company owns directly or indirectly all of the outstanding shares of capital stock or other equity interest of each of the Company’s Subsidiaries. Except as set forth on Schedule 4.3(a), neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, equity or other ownership interest in any other Person.
          (b) Each of the Company’s Subsidiaries is a corporation or limited liability company duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as currently conducted. Each such Subsidiary is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure of any Subsidiary to be so licensed or qualified would not have a Material Adverse Effect on such Subsidiary. The Company has made available to Parent accurate and complete copies of the organizational documents of each such Subsidiary, in each case as amended to date.
     Section 4.4 No Conflict; Consents.
          (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, does not and will not, except as set forth on Schedule 4.4(a): (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under the Restated Charter or Bylaws or the equivalent governing documents of any of the Subsidiaries; (ii) violate, conflict with or result in any breach or termination of, or otherwise give any contracting party (which has not consented to such execution, delivery and performance) the right to change the terms of, or terminate or accelerate the maturity of, or constitute a default under the terms of any Material Contract, or (iii) result in the imposition or creation of a lien upon the Company’s or the Subsidiaries’ assets or stock.
(b) Except as set forth in Schedule 4.4(b):
               (i) Neither the Company nor the Subsidiaries are required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any federal, state, local or foreign government, any governmental, regulatory or administrative authority, agency, bureau or commission or any court, tribunal or judicial or arbitral body (a “Governmental Authority”) in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except for (A) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period thereunder, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, (C) such filings as may be required by any applicable federal or state securities or “blue sky” laws, and (D) such other notices, declarations, filings, consents or approvals, which if not obtained or made would not have, individually or in the aggregate, a Material Adverse Effect on the Company or any Subsidiary; and
               (ii) assuming the filings described above have been made, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby does not and will not, (A) conflict with or violate any law, regulation or rule, or any order of or, or any restriction imposed by, any court or other Governmental Authority applicable to the Company or the Subsidiaries; or (B) give any Governmental Authority or Accreditation Organization the right to revoke, withdraw, suspend, cancel, terminate or modify, any license, permit, registration, certification or accreditation required for the operation of the business as currently conducted by the Company or the Subsidiaries, or give any Governmental Authority or any Accreditation Organization the right to impose, levy or enforce upon the Company or the Subsidiaries any remedies, including, but not limited to the revocation or suspension of certification, accreditation or licensure. fines. penalties and/or the denial of new patient admissions, except in each case as to matters that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or any Subsidiary.
     Section 4.5 Financial Statements.
          (a) The Company has made available to Parent true and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets of the Company as of December 31, 2009 and December 31, 2008, and the related consolidated audited statements of income, statements of stockholders’ equity and statements of cash flows for the years then ended; and (ii) the unaudited consolidated balance sheet of the Company as of November 30, 2010 (the “Base Balance Sheet”), and the related unaudited consolidated statements of income and statements of cash flows for the eleven months then ended.
          (b) Subject to the absence of footnotes and year-end adjustments with respect to any unaudited Financial Statements, the Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the consolidated financial condition of the Company and consolidated results of the Company’s operations at and for the periods presented.
          (c) Neither the Company nor any Subsidiary has any liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (i) those reflected in, reserved against or otherwise described in the Base Balance Sheet or the notes thereto, (ii) those incurred in the ordinary course of business since the date of the Base Balance Sheet, or (iii) the obligations arising under this Agreement.
          (d) All accounts receivable set forth on the Financial Statements arose from bona fide transactions in the ordinary course of business and have been properly recorded and reserved against on the books of account of the Company and its Subsidiaries consistent with past practice, with no known deductions, compromises, or reductions (other than reasonable allowances for bad debts, contractual allowances and liabilities related to overpayments on accounts in an amount consistent with historical practices of the Company and the Subsidiaries and which are taken into consideration in the preparation of the Financial Statements). The Company has made available to Buyer a complete and accurate aging report of all such accounts receivable.
     Section 4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6, since the date of the Base Balance Sheet, the Company and each of the Subsidiaries have operated only in the ordinary course of business consistent with past practices and there has not been: (a) any material change in the condition, assets results of operations and/or liabilities, or business of the Company or its Subsidiaries; (b) any disposition or acquisition of any of its material assets or properties other than in the ordinary course of business; (c) any material increase in the compensation payable by the Company or any of the Subsidiaries to any of such entity’s employees or independent contractors; (d) any material increase in, or establishment or amendment of, any bonus, insurance, pension, profit-sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees or independent contractors; (e) changes in the composition of the medical staff of the Subsidiaries, other than normal turnover occurring in the ordinary course of business; (f) any material damage, destruction or other casualty loss affecting the business or assets of the Company or its Subsidiaries; or (g) the incurrence of any obligation or liability, except in the ordinary course of business.
     Section 4.7 Litigation. Except as set forth on Schedule 4.7, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, except for any Actions commenced by Persons other than Governmental Authorities that could not reasonably be expected to result in a liability or loss to the Company or its Subsidiaries of more than $100,000 individually or in the aggregate. There is no Action pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement. Except as set forth on Schedule 4.7, neither the Company nor any of its Subsidiaries is subject to any material outstanding writ, order, judgment, injunction or decree of any Governmental Authority.
     Section 4.8 Taxes. Except as set forth on Schedule 4.8:
          (a) The Company and its Subsidiaries have timely filed or been included in all Tax Returns required to be filed by them or in which they are required to be included with respect to Taxes for any period ending on or before the date of this Agreement, taking into account any extension of time to file granted to or obtained on behalf of the Company or any of its Subsidiaries, and all such Tax Returns are true and correct in all material respects;
          (b) The Company and its Subsidiaries have paid or caused to be paid all Taxes due and payable by any of them (whether or not shown on a Tax Return);
          (c) Neither the United States Internal Revenue Service (the “IRS”) nor any other Governmental Authority is asserting by written notice to the Company or any of its Subsidiaries any deficiency or claim for any material amount of additional Taxes;
          (d) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the

Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received a written notice prior to the date of this Agreement of any actual or threatened audits or proceedings;
          (e) No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;
          (f) Each of the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;
          (g) Neither the Company nor any of its Subsidiaries has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still outstanding;
          (h) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, individually or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of foreign, state or local law);
          (i) The Company is not a “United States real property holding corporation” within the meaning of Code § 897(c)(2);
          (j) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement;
          (k) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than an affiliated group the common parent of which was the Company) or (ii) has any liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any corresponding provision of foreign, state or local law), as transferee or successor, by contract, or otherwise;
          (l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Pre-Closing Tax Period, (ii) “closing agreement” as described in Code § 7121 (or any corresponding provision of foreign, state or local law), (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding provision of foreign, state or local law), (iv) installment sale or open transaction disposition made in a Pre-Closing Tax Period, (v) prepaid amount received during a Pre-Closing Tax Period, or (vi) election under Code § 108(i); provided, however, that clause (i) above shall not apply to changes in method of accounting where all adjustments under Code § 481 (or similar provisions) arising from such change in method of accounting have been taken into account in calculating taxable income in a Pre-Closing Tax Period;

          (m) Neither the Company nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361; and
          (n) Neither the Company nor any of its Subsidiaries is or has been a party to a “reportable transaction” as defined in Code § 6707A(c)(1) or Treasury Regulation § 1.6011-4(b).
     Section 4.9 Employee Benefit Plans.
          (a) Schedule 4.9(a) sets forth a list of every employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all programs and arrangements currently maintained, sponsored or contributed to by the Company or its Subsidiaries for the benefit of any current or former employee, officer or director of the Company and its Subsidiaries (the “Benefit Plans”). Except as set forth on Schedule 4.9(a), (i) each Benefit Plan intended to be qualified under Code § 401(a) has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder, (ii) each Benefit Plan has been administered in accordance with its terms and requirements of applicable law in all material respects, and (iii) no Benefit Plan nor any employee benefit plan (within the meaning of Section 3(3) of ERISA) currently maintained, sponsored or contributed to by any ERISA Affiliate of the Company is subject to Title IV of ERISA or Code § 412 or is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
          (b) No litigation or other formal proceedings (other than routine claims for benefits) is pending or, to the Knowledge of the Company, asserted in writing, in each case against the Benefit Plans.
          (c) With respect to each Benefit Plan, the Company has made available to Parent and MergerCo (if applicable to such Benefit Plan): (i) all material documents embodying or governing such Benefit Plan, and any funding medium for the Benefit Plan (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Benefit Plan under Code § 401(a); (iii) the most recently filed IRS Forms 5500; and (iv) the summary plan description for such Benefit Plan.
          (d) All contributions to, and payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans and applicable law have been timely made.
          (e) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Authority or distributed to any Benefit Plan participant have been duly filed or distributed. To the Knowledge of the Company, there are no threatened or pending investigations by any Governmental Authority, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that would reasonably be expected to give rise to any material liability.
          (f) No “prohibited transaction” (as defined in Code § 4975 or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan and that would reasonably be expected to subject the Company or any Subsidiary, or any of their respective employees, or a trustee, administrator or other fiduciary of any trust created under any Benefit Plan, to any material liability as a result of the tax or penalty on prohibited transactions imposed by Code § 4975 or the sanctions imposed under Title I of ERISA. No Benefit Plan that has been terminated has or may cause material liability to the Company or any of its Subsidiaries.
          (g) Except as set forth on Schedule 4.9(g), neither the Company or any of its Subsidiaries provides, nor has any liability for, health or welfare benefits with respect to any retired or former employees of the Company or any Subsidiary, nor with respect to any active employees of the Company or any Subsidiary following such employee’s retirement or termination of service, except to the extent unsubsidized coverage is required to be made available under the continuation of coverage provisions of COBRA or a similar state law.
          (h) Except with respect to any such plans entered into pursuant to or in connection with this Agreement, with respect to each “nonqualified deferred compensation plan” within the meaning of Code § 409A(d)(1) under which current employees have benefited, are benefiting, or are eligible to benefit, each such plan has been administered in good faith compliance with Code § 409A (and the published guidance issued thereunder).
          (i) Except as disclosed on Schedule 4.9(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will accelerate vesting, increase any benefits otherwise payable, or result in any payment (whether of severance pay, change-of-control benefits, or otherwise) under any Benefit Plan.
          (j) Except as prohibited under Code § 411(d)(6) and Section 204(g) of ERISA, the Company and its Subsidiaries have the right under each Benefit Plan to terminate each such Benefit Plan or amend each such Benefit Plan so as to reduce benefits, cease accruals, or increase employee cost-sharing.
          (k) The representations and warranties set forth in this Section 4.9 shall constitute the only representations and warranties by the Company or any of its Subsidiaries with respect to Benefit Plans.
     Section 4.10 Real and Personal Property.
          (a) Schedule 4.10(a) sets forth a true and complete list of all Owned Real Property.
          (b) Schedule 4.10(b) sets forth a list of all Leased Real Property, identifying for each parcel the tenant thereof. True and complete copies of all leases relating to Leased Real Property identified on Schedule 4.10(b) (the “Leases”) have been made available to Parent.
          (c) The Company or a Subsidiary owns good, clear, insurable and marketable fee title to the Owned Real Property and good, clear insured leasehold title to the Leased Real Property, together with all appurtenances and rights thereto, which ownership interests, as of the Effective Time, will be free and clear of any and all mortgages, deeds of trust, material security interests, mechanics or other liens or encumbrances, subject only to Permitted Encumbrances. The existing water, sewer, gas and electricity lines, storm sewer and other utility systems on the

Real Property are, to the Knowledge of the Company, adequate to serve the utility needs of the Real Property as of the Effective Time. The Real Property comprises all of the real property currently used in connection with the business conducted by the Company or the Subsidiaries.
          (d) Except as set forth on Schedule 4.10(d), with respect to the Real Property:
               (i) there are no tenants or other persons or entities occupying any space in the Owned Real Property, other than the Subsidiaries;
               (ii) neither the Company nor any the Subsidiaries has received any written notice of any pending or threatened eminent domain proceeding that would result in the taking of any portion of any such property or that would adversely affect the current use, enjoyment or value of any such property; and
               (iii) there will be no incomplete construction projects affecting any such property as of the Effective Time.
          (e) With respect to each Lease listed on Schedule 4.10(b):
               (i) the Company or a Subsidiary of the Company, as applicable, has a valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property granted to the Company or such Subsidiary, as applicable, pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;
               (ii) each of said Leases has been duly authorized and executed by the Company or such Subsidiary, as applicable;
               (iii) neither the Company nor such Subsidiary is in material default under any of said Leases, nor, to the Company’s knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company or such Subsidiary;
               (iv) except as set forth on Schedule 4.10(e)(iv), there are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the tenant under said Leases, and, to the Knowledge of the Company, no landlord intends to not renew said Leases on substantially the same terms; and
               (v) since November 30, 2010, neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease.
          (f) The Company and each of its Subsidiaries has good and marketable title to all of their tangible personal property and assets shown on the Base Balance Sheet or acquired after the date of the Base Balance Sheet, free and clear of any Encumbrances except (i) as set forth on Schedule 4.10(f) or as specifically disclosed in the Base Balance Sheet, (ii) with respect to leased personal property, (iii) for assets which have been disposed of since the date of the Base Balance Sheet in the ordinary course of business, (iv) for Permitted Encumbrances, (v) for

Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty.
          (g) Except as set forth on Schedule 4.10(g), the Real Property and personal property owned by the Company and the Subsidiaries are in good operating condition and repair (normal wear and tear excepted).
     Section 4.11 Labor and Employment Matters.
          (a) Except as set forth on Schedule 4.11(a), the Company and each of its Subsidiaries are in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, nondiscrimination, equal opportunity, immigration, benefits, payment of employment, social security, and similar taxes, occupational safety and health, plant closings, wages and hours.
          (b) Except as set forth on Schedule 4.11(b), there has not been within the last three (3) years, and there is not presently pending or, to the Knowledge of the Company, threatened, any strike, slowdown, picketing or work stoppage or any proceeding against or affecting the Company or any of the Subsidiaries relating to an alleged violation of any legal requirements pertaining to labor relations, including any charge, complaint or unfair labor practices claim filed by an employee, union, or other person with the National Labor Relations Board or any Governmental Authority, organizational activity, or other labor dispute against or affecting the Company or any of the Subsidiaries or their operations or assets. With respect to the employees of the Company and the Subsidiaries, no collective bargaining agreement exists or is currently being negotiated; no application for certification of a collective bargaining agent is pending; no demand has been made for recognition by a labor organization; and, to the Knowledge of the Company, no union representation question exists, no union organizing activities are taking place, and none of the employees of the Company or the Subsidiaries are represented by any labor union or organization.
          (c) Except as set forth on Schedule 4.11(c), there has been no “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), and any similar state or local “mass layoff” or “plant closing” law with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing. Schedule 4.11(c) sets forth the employees who had an “employment loss,” as such term is defined in the WARN Act or any similar state or local legal requirements, within the ninety (90) days preceding the Effective Time; in relation to the foregoing, neither the Company nor the Subsidiaries have violated the WARN Act or any similar state or local legal requirements.
          (d) The Company has made available to Buyer true and accurate personnel records for all employees of the Company and the Subsidiaries, including records reflecting salary or wages, and sick (or extended illness), paid-time-off, and vacation leave that is accrued or credited but unused or unpaid. The Company and the Subsidiaries have properly classified individuals providing services to them as independent contractors or employees, as the case may be.

          (e) The representations and warranties set forth in this Section 4.11 shall constitute the only representations and warranties of the Company or any of its Subsidiaries with respect to employment and labor matters.
     Section 4.12 Contracts and Commitments.
          (a) Except as set forth in Schedule 4.12(a), neither the Company nor any Subsidiary of the Company is a party to:
               (i) agreements to which a physician or referral source is a party;
               (ii) agreements with health maintenance organizations, preferred provider organizations, school districts, alternative delivery systems or other payors;
               (iii) corporate integrity agreements, settlement and other agreements with Governmental Authorities;
               (iv) agreements which contain non-competition covenants which restrict the activities of the Company or any Subsidiary in any geographic area;
               (v) agreements in which the Company or any Subsidiary manages the operations of another party, and any agreement in which the Company or any Subsidiary has material management services provided to it;
               (vi) joint venture or partnership agreements;
               (vii) (A) other employment contracts, independent contractor agreements, consulting agreements and equivalent contracts, agreements or commitments for the employment or engagement by the Company or any Subsidiary of any employee or agent contemplating an annual payment of cash compensation in excess of $150,000 for such employee or agent, and (B) other contracts, agreements or other commitments contemplating bonus, severance or similar compensation awards to employees or agents;
               (viii) contracts or commitments affecting ownership of, title to, use of or any interest in the Real Property;
               (ix) patent licensing agreements or any other agreements, licenses or commitments with respect to patents, patent applications, trademarks, trade names, service marks, technical assistance, copyrights, or other intellectual property affecting the facilities operated by the Company or the Subsidiaries;
               (x) any agreement with another Person materially limiting or restricting the ability of the Company or any Subsidiary of the Company to enter into or engage in any market or line of business;
               (xi) any agreement with any director of the Company or any of its Subsidiaries;

               (xii) any agreement for the sale of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business;
               (xiii) any material agreement relating to the incurrence, assumption, surety or guarantee of any indebtedness (excluding any agreement to guarantee lease payments);
               (xiv) any material agreement under which the Company or any of its Subsidiaries has made advances or loans to any other Person (which shall not include advances made to an employee of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);
               (xv) any other contracts or commitments not identified above, whether in the ordinary course of business or not, which (A) involve future payments, performance of services or delivery of goods or materials, to or by the Company or any of its Subsidiaries in an amount exceeding $175,000 on an annual basis, or (B) have a term longer than three (3) years.
          (b) Each of the contracts set forth on Schedule 4.12(a) (the “Material Contracts”): (i) is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms except, in each case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) has been made available to Parent by the Company in true and accurate form, including all amendments thereto and all related side letters; and (iii) has had all of the obligations required to be performed by the Company or one or more of the Subsidiaries as of the date of this Agreement and as of the Effective Time performed in all material respects. Except as set forth on Schedule 4.12(b), neither the Company nor any of the Subsidiaries has received notice that any act or omission by the Company or one of the Subsidiaries has occurred or failed to occur which, with the giving of notice, the lapse of time or both, would constitute a default under a Material Contract, and to the Company’s knowledge, there is no basis therefor.
     Section 4.13 Intellectual Property.
          (a) Schedule 4.13(a) sets forth a complete and accurate list of all patents, registered trademarks, registered copyrights, domain names and applications for any of the foregoing, in each case owned by the Company and material to the conduct of the business of the Company and its Subsidiaries.
          (b) The Company or a Subsidiary of the Company is the owner of, or has a valid right to use, all Intellectual Property, as is necessary in connection with the business of the Company and its Subsidiaries as presently conducted; provided, however, that the foregoing representation and warranty shall not be construed to cover infringement, misappropriation, violation or conflicts with third party Intellectual Property, which matters are addressed in the following sentence. To the Knowledge of Company, none of the Intellectual Property owned by the Company or any of its Subsidiaries infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property of any third party. The consummation of the transactions contemplated by this Agreement will not, in any material respect, impair the Company’s or the Subsidiaries’ rights to use any Intellectual Property.
          (c) Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property used or owned by any Person against the Company or its Subsidiaries, or challenging the ownership, use, validity or enforceability of any Intellectual Property owned or used by the Company or its Subsidiaries, nor to the Knowledge of the Company, is there any basis therefor.
          (d) Schedule 4.13(d) sets forth a complete and accurate list of all material licenses, sublicenses and other written agreements to which the Company and/or its Subsidiaries are a party (i) granting any other Person the right to use Intellectual Property owned or licensed by the Company, or (ii) pursuant to which the Company or its Subsidiaries are authorized to use any third party Intellectual Property that is used by the Company or its Subsidiaries in the business of the Company as currently conducted, other than commercial off-the-shelf software. All such licenses remain in full force and effect and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a material breach or default by the Company or its Subsidiaries of such licenses.
     Section 4.14 Environmental Matters.
          (a) Except as set forth on Schedule 4.14(a), each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws. Except as set forth on Schedule 4.14(a), none of the Company and its Subsidiaries has received any written communication from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.
          (b) There are no pending or, to the Knowledge of the Company, threatened actions, suits, claims, legal proceedings or other proceedings against the Company or its Subsidiaries based on, and neither the Company nor any of the Subsidiaries has received written notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Authority or any other Person arising out of or attributable to any Environmental Condition.
          (c) Except as set forth on Schedule 4.14(c), the Real Property contains no underground storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, and the Company and the Subsidiaries have not used any portion of the Real Property as a dump or landfill.
     Section 4.15 No Brokers. Except as set forth in Schedule 4.15, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

     Section 4.16 Compliance with Laws.
          (a) Except as set forth on Schedule 4.16(a), each of the Company and its Subsidiaries and their respective operations is and has been in compliance in all material respects with all applicable laws, statutes, ordinances, regulations, rules, orders, judgments and decrees.
          (b) Except as listed on Schedule 4.16(b), the operations of each of the Subsidiaries that participate in Medicaid and/or Medicare programs, or other government programs, satisfy, in all material respects, the requirements for participating in and receiving reimbursement from such applicable programs.
          (c) Except as listed on Schedule 4.16(c), for each Subsidiary that is accredited by an Accreditation Organization, the operations of each such Subsidiary satisfy in all material respects the standards of such Accreditation Organization.
          (d) Except as set forth on Schedule 4.16(d), all billing practices of the Company and the Subsidiaries to all third party payors are and have been in material compliance with all applicable laws, and the regulations and policies of such third party payors. Neither the Company nor the Subsidiaries have billed or received any payment or reimbursement (i) in excess of amounts allowed by applicable law or (ii) in excess of amounts allowed by payors (except for liabilities related to overpayments on accounts in an amount consistent with the historical practices of the Company and its Subsidiaries that are taken into consideration in the preparation of the Financial Statements).
          (e) Except as set forth on Schedule 4.16(e), neither the Company nor any Subsidiary has been excluded from participation in the Medicare, Medicaid or CHAMPUS/TRICARE programs, nor is any such exclusion threatened. Based upon and in reliance upon the Company’s and the Subsidiaries’ review of (i) the “list of Excluded Individuals/Entities” on the website of the United States Health and Human Services Office of Inspector General (http://oig.hhs.gov/fraud/exclusions.html), and (ii) the “List of Parties Excluded From Federal Procurement and Nonprocurement Programs” on the website of the United States General Services Administration (http://www.arnet.gov/epls/), none of the officers, directors or managing employees of the Company or the Subsidiaries has been excluded from participation in the Medicare, Medicaid or CHAMPUS/TRICARE programs. Except as set forth on Schedule 4.16(e), the Company and the Subsidiaries have not received any written notice from any of the Medicare, Medicaid or CHAMPUS/TRICARE programs, or any other third party payor programs of any pending or threatened investigations.
          (f) Neither The Company and the Subsidiaries nor any of its employees have committed a violation of federal or state laws regulating health care fraud, including but not limited to the federal Anti-Kickback Law, 42 U.S.C. §1320a-7b, the Stark I and II Laws, 42 U.S.C. §1395nn, as amended, and the False Claims Act, 31 U.S.C. §3729, et seq. Except as set forth on Schedule 4.16(f), all of the Company’s and the Subsidiaries’ contracts with physicians or other healthcare providers or entities in which physicians or other healthcare providers are equity owners (collectively, “Healthcare Providers”) involving services, supplies, payments or any other type of remuneration, whether such services or supplies are provided by a Healthcare Provider to the Company or a Subsidiary or provided by the Company or a Subsidiary to a

Healthcare Provider, and all of the Company’s and the Subsidiaries’ leases of personal or real property with Healthcare Providers, whether such personal or real property is leased by a Healthcare Provider to a the Company or a Subsidiary, or leased by the Company or a Subsidiary to a Healthcare Provider, are in writing, are signed, set forth the services to be provided, and provide for a fair market value compensation in exchange for such services, space or goods.
          (g) Except as set forth in Schedule 4.16(g), neither the Company nor and Subsidiary has:
               (i) knowingly and willfully made or caused to be made a false statement or representation of a material fact in any application for any benefit or payment;
               (ii) knowingly and willfully made or caused to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;
               (iii) presented or caused to be presented a claim for reimbursement for services under Medicare, Medicaid or other state or federal healthcare program that is for an item or service that is known, or should be known, to be: (i) not provided as claimed; or (ii) false or fraudulent;
               (iv) failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;
               (v) knowingly and willfully offered, paid, solicited or received any remuneration (including any kickback, bribe or rebate, but excluding any legally permissible copayment or other payment), directly or indirectly, overtly or covertly, in cash or in kind: (i) in return for referring an individual to a person for the furnishing, or arranging for the furnishing, of any item or service for which payment may be made in whole or in part by Medicare, Medicaid, or a state healthcare program; or (ii) in return for purchasing, leasing, ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid or a state healthcare program;
               (vi) knowingly made a payment, directly or indirectly, to a physician as an inducement to reduce or limit necessary services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicare, Medicaid or a state healthcare program, in a manner that would violate applicable law;
               (vii) knowingly or willfully made or caused to be made or induced or sought to induce the making of any false statement or representation (or omitted to state a material fact) required to be stated therein (or necessary to make the statement contained therein not misleading) of a material fact with respect to: (i) the conditions or operations of the Company and the Subsidiaries in order that the Company or a Subsidiary would qualify for Medicare, Medicaid, or a state healthcare program certification; or (ii) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. § 1320a-3a); or

               (viii) knowingly and willfully: (i) charged for any Medicaid service money or other consideration at a rate in excess of the rates established by the state; or (ii) charged, solicited, accepted or received, in addition to amounts paid by Medicaid, any gift money, donation or other consideration (other than a charitable, religious, or other philanthropic contribution from an organization or from a person unrelated to the patient) (A) as a precondition of admitting the patient; or (B) as a requirement for the patient’s continued stay in a facility operated by the Company or a Subsidiary in a manner that violates applicable law.
          (h) Notwithstanding the foregoing, the representations and warranties in this Section 4.16 do not apply to matters covered by Section 4.9 (“Employee Benefit Plans”), Section 4.11 (“Labor and Employment Matters”) and Section 4.14 (“Environmental Matters”), which matters are covered exclusively in such Sections.
     Section 4.17 Licenses and Permits.
          (a) Schedule 4.17(a) sets forth a true, complete and correct list of all material licenses, permits, approvals, authorizations, registrations and certifications of any Governmental Authority, which have been issued to the Company or any of its Subsidiaries and which are necessary for the Company’s and its Subsidiaries’ operations as conducted as of the date of this Agreement and as of the Closing (the “Company Licenses”). Except as set forth on Schedule 4.17, each Company License is valid and in full force and effect and there have been no periods of suspension, revocation or non-renewal that would result in a Material Adverse Effect on the Company or any Subsidiary. There is no investigation or proceeding pending or, to the Knowledge of the Company, threatened in writing that would result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License.
          (b) Except as set forth on Schedule 4.17(b), no application for any Certificate of Need, Exemption Certificate (each as defined below) or declaratory ruling (an “Application”) has been made by the Company or any Subsidiary with a CON Agency (as defined below) which is currently pending or open, and no such Application filed by the Company or any Subsidiary within the past three (3) years has been ultimately denied by any CON Agency or withdrawn by the Company or any Subsidiary. Except as set forth on Schedule 4.17(b), neither the Company nor any Subsidiary has prepared, filed, supported or presented opposition to any Applications filed by another Person within the past three (3) years. Except as set forth on Schedule 4.17(b), neither the Company nor any Subsidiary has any approved Applications which relate to projects not yet completed. The Company and the Subsidiaries have properly filed all required Applications (all of which are complete and correct in all material respects) with respect to any and all material improvements, projects, changes in services, zoning requirements, construction and equipment purchases, and other changes for which approval is required under any applicable federal or state law, rule or regulation. As used herein, “Certificate of Need” means a written statement issued by the Governmental Authority or other applicable agency responsible for health facilities planning in each state in which the Company and the Subsidiaries operate (“CON Agency”) evidencing community need for a new, converted, expanded or otherwise significantly modified health care facility, health service or capital expenditure, and “Exemption

Certificate” means a written statement from the CON Agency stating that a health care project is not subject to the Certificate of Need requirements under applicable state law.
     Section 4.18 Insurance. Schedule 4.18 identifies each insurance policy currently maintained by the Company as of the date of this Agreement and for each such policy states the policy number and any material claims submitted thereunder as of the date of this Agreement. Each of the insurance policies identified on Schedule 4.18 (each a “Current Insurance Policy”) is in full force and effect. Except as set forth on Schedule 4.18, neither the Company, nor any Subsidiary has received any written notice or other written communication regarding any (i) cancellation or invalidation of any Current Insurance Policy; (ii) denial of any coverage or denial of any claim under any Current Insurance Policy; or (iii) material adjustment in the amount of the premiums payable with respect to any Current Insurance Policy.
     Section 4.19 Payors.
          (a) Schedule 4.19(a) sets forth the name of each payor who accounted for more than 5.0% of the revenues of the Company and any Subsidiary for the fiscal year ended December 31, 2009, and for the 9 months ended September 30, 2010 (the “Payors”).
          (b) Except as set forth on Schedule 4.19(b), no Payor has notified the Company or any Subsidiary of any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit (i) the amounts it pays the Company or the Subsidiaries for the Company’s services or (ii) its usage, purchase or distribution of the services of the Company.
     Section 4.20 Cost Reports. Except as set forth on Schedule 4.20, the Company and the Subsidiaries have duly filed all required cost reports for all fiscal years. All of such cost reports accurately reflect the information required to be included therein and such cost reports do not claim, and neither the Company nor the Subsidiaries has received, reimbursement in any amount in excess of the amounts provided by law or any applicable agreement. Schedule 4.20 indicates which of such cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances and any and all other unresolved claims or known disputes in respect of such cost reports. The Company and the Subsidiaries have established adequate reserves to cover any potential reimbursement obligations that they may have in respect of any such Cost Reports, and such reserves are accurately set forth in the Financial Statements.
     Section 4.21 Illegal Payments. To the Knowledge of the Company, neither the Company nor any Subsidiary has ever offered, paid, solicited, made or received on behalf of the Company or the Subsidiary any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities to any person; entity; foreign national or government official; federal, state or local government official, including employees or agents; or political candidate.
     Section 4.22 Privacy of Patient Information. With respect to the HIPAA Standards for the Privacy of Individually Identifiable Health Information (the “Privacy Rule”) and

Standards for Electronic Transactions, 45 C.F.R. Parts 160 and 162 (collectively, the “HIPAA Regulations”):
          (a) The Company has used and disclosed, and continues to use and disclose, any and all “protected health information” (as defined in the HIPAA Regulations) which the Company creates, receives, uses or discloses, in material compliance with the HIPAA Privacy Rule.
          (b) The Company has assessed the application of the HIPAA Standards for Electronic Transactions to its transmissions of information and, to the extent the Standards for Electronic Transactions apply, the Company has satisfied in all material respects the obligations imposed by the Standards for Electronic Transactions.
          (c) Except as listed on Schedule 4.22(c) the Company has not experienced any breach involving unsecured “protected health information” (as defined in the HIPAA Regulations) that the Company was required to report to the Department of Health and Human Services and/or any individual patients under the HITECH Act.
     Section 4.23 Guaranties. Except as set forth on Schedule 4.23, neither the Company, nor any of the Subsidiaries is a guarantor or otherwise responsible for any liability or obligation of any other Person.
     Section 4.24 Related Party Transactions. Except as set forth on Schedule 4.24, (a) no Related Party has, and no Related Party has had, any interest in any material asset used in or otherwise relating to the business of the Company or any of its Subsidiaries, (b) no Related Party is or has been indebted to the Company or any of its Subsidiaries (other than for ordinary travel advances) and none of the Company and its Subsidiaries is or has been indebted to any Related Party, (c) no Related Party has entered into, or has any financial interest in, any material Contract, transaction or business dealing with or involving the Company or any of its Subsidiaries, other than transactions or business dealings conducted in the ordinary course of business at prevailing market prices and on prevailing market terms, and (d) no Stockholder is engaged in any business that competes with the Company or any of its Subsidiaries.
     Section 4.25 Disclosure. No representation or warranty or other statement made by the Company in this Agreement, the Schedules or any certificate delivered in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation, warranty or statement in light of the circumstances in which it was made, not misleading. The Company has made available to Parent true, correct and complete copies of all documents referenced on any Schedule hereto.
     Section 4.26 Disclaimer of Other Representations and Warranties; Knowledge.
          (a) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF ITS REPRESENTATIVES, DIRECTORS, OFFICERS OR STOCKHOLDERS, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED

HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN ARTICLE V.
          (b) Without limiting the generality of the foregoing, neither the Company nor any representative of the Company or any Stockholder has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company and its Subsidiaries made available to Parent and MergerCo, including due diligence materials, or in any presentation of the business of the Company and its Subsidiaries by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder. It is understood that any cost estimates, projections or other predictions made available by the Company and its representatives are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Parent or MergerCo in executing, delivering and performing this Agreement and the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
THE PRINCIPAL STOCKHOLDERS
     Each Principal Stockholder hereby individually and severally, but not jointly, makes to Parent and MergerCo the representations and warranties contained in this Article V.
     Section 5.1 Organization. Such Principal Stockholder is either (a) an individual Person or (b) an entity or trust Person duly organized, validly existing and in good standing under the laws of the jurisdiction of such Principal Stockholders’ organization and has all requisite corporate or partnership power and authority to own, operate, lease and encumber its properties and to carry on its business as currently conducted.
     Section 5.2 Authorization; Validity of Agreement; Necessary Action. Such Principal Stockholder has all requisite corporate or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by such Principal Stockholder of its obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Principal Stockholder. This Agreement has been duly executed and delivered by such Principal Stockholder and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 5.3 No Conflict; Consents. The execution and delivery by such Principal Stockholder of this Agreement, and the consummation by such Principal Stockholder of the transactions in accordance with the terms hereof, do not (a) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any provision of the organizational documents of such Principal Stockholder; (b) assuming that the filings set forth in Section 5.3(c) have been made, violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or Governmental Authority applicable to such Principal Stockholder; or (c) require from such Principal Stockholder any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party, except for (i) the filing of a pre-merger notification and report under the HSR Act, and the expiration or termination of applicable waiting periods thereunder, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia.
     Section 5.4 Brokers. Except as set forth in Schedule 5.4, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Principal Stockholder or its Affiliates.
     Section 5.5 Litigation. There is no Action pending or, to the actual knowledge of the senior management of such Principal Stockholder, threatened against such Principal Stockholder and seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.
     Section 5.6 Title to Shares. Such Principal Stockholder owns and is the beneficial holder of all of the shares of Company Stock, Options and Warrants ascribed to such Principal Stockholder in Schedule 4.2(a), free and clear of all Encumbrances, other than agreements between the Company and such Principal Stockholder that will terminate before or at the Closing.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGERCO
     Parent and MergerCo hereby jointly and severally make to the Company the representations and warranties contained in this Article VI.
     Section 6.1 Organization. Parent is a Delaware limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and each has all requisite corporate power and authority to own, operate, lease and encumber its properties and to carry on its business as currently conducted.
     Section 6.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Parent and MergerCo of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and MergerCo and their respective boards of directors. No vote of Parent’s stockholders is required to approve the Merger and, other than the consent of Parent as the sole stockholder of MergerCo, no other action on the part of Parent or MergerCo is necessary to authorize the execution and delivery by Parent or MergerCo of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and MergerCo, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
     Section 6.3 No Conflict; Consents. The execution and delivery by Parent and MergerCo of this Agreement, and the consummation by Parent and MergerCo of the transactions in accordance with the terms hereof, do not (a) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any provision of the organizational documents of Parent or any of its Subsidiaries; (b) assuming that the filings set forth in Section 6.3(c) have been made, violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or Governmental Authority applicable to Parent or MergerCo; or (c) require from Parent or MergerCo any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party, except for (i) the filing of a pre-merger notification and report from by Parent under the HSR Act, and the expiration or termination of applicable waiting periods thereunder, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, and (iii) such other Consents, notices, declaration or filings, which if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect on Parent or MergerCo.
     Section 6.4 Required Financing. Parent has furnished to the Company true and complete copies of a financing letter from Waud Capital Partners, LLC (“Sponsor”) to provide equity financing to Parent and MergerCo and financing letters from lenders to provide debt financing to Parent and MergerCo (collectively, the “Financing Letters”). Subject to the receipt of the funds in accordance with the Financing Letters (the “Financing”), Parent and MergerCo will have sufficient currently-available funds to consummate the Merger and to pay the Merger Consideration and Parent Funded Expenses. Assuming the due authorization, execution and delivery of the Financing Letters by the other parties thereto, the Financing Letters, in the form so delivered, are, to the knowledge of Parent and MergerCo, valid, binding and in full force and effect, and neither Parent nor MergerCo has knowledge of the occurrence of any event that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, MergerCo or Sponsor under any term or condition of the Financing Letters. To the knowledge of Parent and MergerCo, there are no conditions precedent or other contingencies relating to the funding of the full amount of the Financing, other than as specifically set forth in the Financing Letters. As of the date of this Agreement, neither Parent nor MergerCo has any reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis.

     Section 6.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, MergerCo or either of their Affiliates.
     Section 6.6 Litigation. There is no Action pending or, to the knowledge of Parent and MergerCo, threatened against Parent or MergerCo and seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.
     Section 6.7 Formation and Ownership of MergerCo and Acadia — YFCS Holdings; No Prior Activities.
          (a) MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of MergerCo is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Acadia — YFCS Holdings, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Acadia —YFCS Holdings voting rights, charges and other encumbrances of any nature whatsoever. All of the issued and outstanding capital stock of Acadia—YFCS Holdings is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.
          (b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, neither MergerCo nor Acadia — YFCS Holdings has incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     Section 6.8 Inspection; No Other Representations. Each of Parent and MergerCo is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company and its Subsidiaries as contemplated hereunder. Each of Parent and MergerCo has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of Parent and MergerCo acknowledges that the Company and the Principal Stockholders make no representations or warranties regarding the Company, its Subsidiaries or their operations other than those representations and warranties expressly set forth in Article IV and Article V of this Agreement.

ARTICLE VII
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 7.1 Conduct of Business Prior to Closing. Between the date of this Agreement and the Closing Date, except as set forth in the final paragraph of this Section 7.1, the Company will, and will cause each of its Subsidiaries to, unless otherwise agreed to by Parent in advance in writing:
          (a) conduct its business only in the ordinary course and refrain from changing or introducing any method of management or operations;
          (b) other than in the ordinary course of business, refrain from making any purchase, sale, lease, disposition or encumbrance of any product, asset or property;
          (c) refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except in the ordinary course of business;
          (d) refrain from making any change or incurring any obligation to make a change in the Restated Charter or Bylaws or authorized or issued capital stock except in connection with the exercise of Options and Warrants as contemplated by this Agreement;
          (e) refrain from (i) making any change in the compensation payable or to become payable to any of its directors, officers, employees, independent contractors or agents other than compensation changes made in the ordinary course of business consistent with past practices and not amounting to more than 3.0% of the applicable person’s annual compensation before such change on an individual basis, (ii) granting, offering or changing any severance or termination pay to any of its directors, officers, employees, independent contractors or agents, other than as contemplated by the Sheehan/Nunn Agreements and the Service Center Agreements, (iii) entering into or amending any employment, severance or other agreement or arrangement with any of its directors, officers, employees, independent contractors or agents, provided, however, that nothing in this Section 7.1(e)(iii) shall prevent the Company or any of its Subsidiaries from entering into or amending agreements with physicians or other medical professionals in the ordinary course of business consistent with past practice and in compliance with applicable law, or (iv) establishing, adopting or entering into or amending any bonus, incentive, deferred compensation, profit sharing, stock option or purchase, insurance, pension, retirement or other employee benefit plan;
          (f) refrain from making or changing any material Tax election, Tax Return or method of Tax accounting, settling or compromising any material Tax liability or claim for refund of Taxes, consenting to any material claim or assessment relating to Taxes or waiving any statute of limitations in respect of a material amount of Taxes other than, in each case, (i) in the ordinary course of business and in compliance with applicable law, or (ii) as would not increase Taxes for Parent, Acadia — YFCS Holdings, the Surviving Corporation or any of its Subsidiaries after the Closing Date;

          (g) refrain from changing its accounting policies or procedures except to the extent required to conform to GAAP or changing its fiscal year;
          (h) refrain from settling or compromising any pending or threatened material Action relating to the business of the Company and its Subsidiaries except in the ordinary course of business;
          (i) except as contemplated by this Agreement, refrain from cancelling, amending or terminating any insurance policy; provided, however, that nothing in this Section 7.1(i) shall prevent the Company from converting any existing retrospective/loss sensitive insurance policies to fully insured policies;
          (j) refrain from waiving any rights under the confidentiality or non-compete provisions of any agreements entered into with respect to the business of the Company or any of its Subsidiaries;
          (k) refrain from authorizing, agreeing, resolving or consenting to any of the prohibited actions specified in clauses (b) through (j) above;
          (l) without making any commitment on behalf of Parent or MergerCo, use commercially reasonable efforts to keep intact its business organization, to keep available its present officers, employees and independent contractors and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it; and
          (m) deliver within thirty days after the end of each month a copy of the Company’s consolidated balance sheet and statements of income and cash flows for such month (prepared in accordance with the Company’s current practices consistently applied);
          (n) maintain the Company’s and each Subsidiary’s assets in good condition and repair (normal wear and tear excluded) and in a condition necessary for the normal conduct of the business of the Company and the Subsidiaries;
          (o) pay or otherwise satisfy in the ordinary course of business all liabilities and other obligations when due, subject to good faith disputes;
          (p) comply with all laws, orders and contractual obligations relating to the Business;
          (q) make no material change in management personnel or the composition of the medical staff of the Subsidiaries, other than normal turnover occurring in the ordinary course of business;
          (r) continue in full force and effect the insurance coverage under the policies required to be disclosed in Schedule 4.18 or substantially equivalent policies;
          (s) except as required to comply with ERISA or other applicable law, or maintain qualification under Code § 401(a), not amend, modify or terminate any Benefit Plan;

          (t) cooperate with and assist Parent and MergerCo in identifying all Company Licenses, Applications and Consents required by any of Parent, MergerCo, the Surviving Corporation and the Subsidiaries to operate the Business after the Closing Date, continuing the Company’s and each Subsidiary’s existing Company Licenses and obtaining new Company Licenses for Parent and MergerCo; and
          (u) maintain all books and records relating to the Business in the ordinary course of business.
Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (i) give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, (ii) prohibit or restrict the Company’s ability to accelerate the vesting under any outstanding restricted stock agreement or to repurchase any shares of the Company Stock pursuant to the terms of any such agreement, (iii) prohibit or restrict the Company or any of its Subsidiaries from hiring any employee in the ordinary course of business, or (iv) prohibit or restrict the Company or any of its Subsidiaries from making capital expenditures as contemplated by the budget set forth on Schedule 7.1.
     Section 7.2 Oak Ridge Divestiture. Before the Closing Date, the Company shall distribute to certain of the Stockholders all of the Company’s interest in and to the equity securities of Oak Ridge Treatment Center Acquisition Corporation, an Ohio corporation, or any successor entity (the “Oak Ridge Divestiture”).
     Section 7.3 Excess Loss Accounts.
          (a) On or prior to the Closing (and in the case of Oak Ridge Treatment Center Acquisition Corporation, prior to the Oak Ridge Divestiture), any excess loss accounts within the meaning of the Treasury Regulation § 1.1502-19 in the stock of Oak Ridge Treatment Center Acquisition Corporation, Southwestern Children’s Health Services, Inc., and Memorial Hospital Acquisition Corporation will be eliminated. The excess loss accounts will be eliminated as set forth in Section 7.3(b) and/or Section 7.3(c) below.
          (b) Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing (and in the case of Oak Ridge Treatment Center Acquisition Corporation, prior to the Oak Ridge Divestiture) the Company may cause any intercompany debt between Oak Ridge Treatment Center Acquisition Corporation, Southwestern Children’s Health Services, Inc. and Memorial Hospital Acquisition Corporation, each as an obligor, and the Company or any affiliate of the Company, each as a holder, to be eliminated, either (i) by the holder of the debt contributing such debt to the capital of the obligor or (ii) by having the debt otherwise cancelled or extinguished.
          (c) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be precluded from converting at its option, pursuant to a merger or otherwise, Oak Ridge Treatment Center Acquisition Corporation or Memorial Hospital Acquisition Corporation to a limited liability company at any time prior to the Closing.

ARTICLE VIII
ADDITIONAL AGREEMENTS
     Section 8.1 Access to Information.
          (a) Between the date of this Agreement and the Closing Date, the Company shall, and shall cause each of its Subsidiaries and each of the Company’s and Subsidiaries’ officers, employees and agents to, provide Parent and Parent’s representatives with reasonable access during normal business hours to the Company’s and its Subsidiaries’ personnel and assets and to all existing books, records, work papers and other documents and information relating to the Company and its Subsidiaries as Parent may reasonably request in writing (which, for the avoidance of doubt, may include a request by electronic mail), subject to applicable law or confidentiality restrictions to which the Company or its Subsidiaries are bound.
          (b) Neither Parent, MergerCo nor any of their Affiliates shall, prior to the Closing Date, have any contact whatsoever with respect to the Company or any of its Subsidiaries or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, supplier, employee or consultant of the Company or any of its Subsidiaries, except in consultation with the Company and then only with the prior approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. All requests by Parent or MergerCo for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company in writing. Neither Parent, MergerCo, nor any of their Affiliates shall be permitted to conduct any invasive tests on any Owned Real Property or Leased Real Property without the prior consent of the Company.
     Section 8.2 Confidentiality. From and after the date of this Agreement, each party hereto will maintain in confidence, and will cause their respective Affiliates, agents and advisors to maintain in confidence, all Confidential Information obtained from any other party hereto in connection with this Agreement and the transactions contemplated by this Agreement, unless such information (a) is or becomes generally available to the public without breach of the commitments contemplated by this Section 8.2, (b) is necessarily or appropriately used in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) is required to be disclosed by any applicable law or judicial order; provided that as soon as practicable before such disclosure, the disclosing party gives the party whose Confidential Information is to be disclosed written notice of such disclosure to enable such party to seek a protective order or otherwise preserve the confidentiality of such information. For purposes of this Agreement, “Confidential Information” means all information, including trade secrets, disclosed to any party hereto (including such party’s Affiliates, agents and advisors) that (x) concerns (i) any other party, its Affiliates and their respective businesses, or (2) the business, operations, financial condition or prospects of Company and its Subsidiaries or any of their patients, customers, payors or vendors and (B) either (1) has not been made generally available to the public, and is useful or of value to such Person’s current or anticipated business, research or development activities, or (2) has been identified to such party as confidential, either orally or in writing.

     Section 8.3 Commercially Reasonable Efforts; Antitrust Consents.
          (a) Between the date of this Agreement and the Closing Date, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement. As promptly as practicable, the parties (i) will file with the U.S. Department of Justice and the U.S. Federal Trade Commission premerger notification and report forms under and in compliance with the HSR Act with respect to the transactions contemplated by this Agreement and (ii) will make such other filings as the parties deem necessary or desirable in connection with the Merger under applicable antitrust laws ((i) and (ii) collectively, the “Antitrust Filings”) with the appropriate Governmental Authority designated by law to receive such. The parties shall cooperate in the timely preparation and submission of any necessary filings, including furnishing to the other parties or their counsel information required for any necessary filing or other application in connection with the Merger or the other transactions contemplated by this Agreement.
          (b) The parties shall cooperate reasonably with one another in connection with resolving any inquiry or investigation by the U.S. Department of Justice or the U.S. Federal Trade Commission relating to their respective Antitrust Filings. The parties shall each promptly inform the others of any communication, and any proposed understanding, agreement, or undertaking with the U.S. Department of Justice or the U.S. Federal Trade Commission relating to its Antitrust Filing. To the extent practicable, each party shall permit the other party or its counsel to review in advance, and consider in good faith the views of the other party or its counsel regarding, any proposed written communication to any Governmental Authority. Each party shall give the other parties reasonable advanced notice of, and the opportunity to participate in any inquiry or investigation by, or any meeting or conference (whether by telecommunications or in person) with, the U.S. Department of Justice or the U.S. Federal Trade Commission relating to the Antitrust Filings. The parties shall furnish one another with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) drafted by or in conjunction with outside counsel between it and its Affiliates and respective representatives on the one hand and any Governmental Authority or members of such Governmental Authority’s staff on the other hand, concerning the review, clearance or approval of the transactions contemplated hereby under the HSR Act or any similar applicable law, except to the extent prohibited by applicable law or the instructions of such Governmental Authority.
          (c) Each party hereby covenants and agrees to use commercially reasonable efforts to secure termination or expiration of any waiting periods under the HSR Act or any other applicable domestic or foreign law and to obtain the approval of the U.S. Federal Trade Commission, the U.S. Department of Justice, or any other Governmental Authority, as applicable, for the Merger and other transactions contemplated hereby; provided, however, that none of the parties shall be obligated to comply with any follow-on request for additional information and documentary materials (a “Second Request”) from the U.S. Department of Justice or the U.S. Federal Trade Commission under the HSR Act for information, documents or other materials in connection with the review of the Antitrust Filings.

          (d) As reasonably requested by the Company, Parent shall use its commercially reasonable efforts to assist the Company in obtaining the consents of third parties listed on Schedule 4.4(b); provided, however, that Parent will not be required to (i) make any payment to any third-party to obtain any such consent or approval or (ii) agree to or execute any material change to any contract or other agreement to obtain any such consent or approval.
          (e) Parent shall use its commercially reasonable efforts to obtain the Financing on substantially the terms and subject to substantially the conditions contained in the Financing Letters.
     Section 8.4 Exclusivity. The Company and Principal Stockholders agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, neither the Company nor any Principal Stockholder will, and will not permit any Subsidiary or any of their respective Affiliates, agents and representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) solicit, initiate, consider, encourage or accept any proposal or offer that constitutes an Acquisition Proposal or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person information with respect to, or otherwise cooperate, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company and Principal Stockholders shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore by the Company, any Subsidiary, any Principal Stockholder, or any of their respective Affiliates, agents and representatives with respect to any of the foregoing. The Company and Principal Stockholders will notify Parent of any such proposal, offer, discussion or inquiry within twenty-four hours after receipt or awareness by any of them. Neither the Company nor any Principal Stockholder will, and will not permit any Subsidiary to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company, any Subsidiary or any Principal Stockholder is a party, without the prior written consent of Parent.
     Section 8.5 Officers’ and Directors’ Indemnification.
          (a) Parent and MergerCo agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director and officer of the Company and its Subsidiaries provided for in their respective charters or bylaws as of the date hereof shall continue in full force and effect indefinitely; provided, however, that any such provision may be amended, repealed or modified as it applies to officers, directors or managers of the Company and its Subsidiaries who were not officers, directors or managers of the Company or its Subsidiaries prior to the Closing and provided, further, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim. From and after the Effective Time, each of the Surviving Corporation and its Subsidiaries will, to the fullest extent permitted by applicable law, indemnify and hold harmless, to the extent provided in its charter and bylaws as in effect on the date of this Agreement, each of its present and former directors and officers (collectively, the “D&O Indemnified Parties”) against any claims arising from or related to such D&O Indemnified Party’s services as a director or officer of such entity or services performed by such D&O Indemnified Party at the request of such entity at or before the

Effective Time. Without limiting the general indemnification rights of the D&O Indemnified Parties under this Section 8.5, from and after the Effective Time, the Surviving Corporation will, to the fullest extent permitted by applicable law, indemnify and hold harmless, to the extent provided in any written indemnification agreement between the Company and any D&O Indemnified Party that is disclosed on Schedule 4.12 in response to Section 4.12(a)(xi), such D&O Indemnified Party against any claims arising from or related to such D&O Indemnified Party’s services as a director or officer of the Company or any Subsidiary or services performed by such D&O Indemnified Party at the request of the Company at or before the Effective Time. The obligations under this Section 8.5 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such affected D&O Indemnified Party.
          (b) Notwithstanding the foregoing, the D&O Indemnified Parties’ rights to indemnification from the Surviving Corporation and its Subsidiaries as contemplated by this Section 8.5 shall not prejudice the Parent/MergerCo Indemnified Parties’ rights to indemnification from the Principal Stockholders under Article X for Losses arising from or related to an event, fact, circumstance or condition with respect to which any D&O Indemnified Party is entitled to indemnification from the Surviving Corporation and its Subsidiaries as contemplated by this Section 8.5.
     Section 8.6 Insurance Tail Policies. At the Effective Time, the Company shall terminate all insurance policies that are underwritten on a claims-made basis (including, without limitation, general, professional, directors’ and officers’ and umbrella liability policies) and shall purchase extended reporting period endorsements of indefinite duration, with liability limits equal to or greater than those applicable to the underlying policies being terminated and deductibles no greater than those applicable to the underlying policies (the “Insurance Tail Policies”), provided, however, that the extended reporting period for directors’ and officer’s insurance shall be for six (6) years following the Effective Time.
     Section 8.7 Employee Benefit Arrangements.
          (a) Parent and MergerCo shall ensure that, except for those Person(s) set forth in Schedule 8.7(a) (the “Specified Persons”), all persons who were employed by the Company and its Subsidiaries immediately preceding the Closing Date, including those on vacation, leave of absence or disability (the “Company Employees”), will remain employed in a comparable position on and immediately after the Closing Date, at not less than the same base rate of pay. Neither Parent nor MergerCo shall, at any time prior to 180 days after the Closing Date, effectuate a “mass layoff” as that term is defined in WARN, or comparable conduct under any applicable state law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or its Subsidiaries without complying fully with the requirements of WARN or such applicable state law.
          (b) For sixty (60) days immediately after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, in the Parent’s sole discretion, (i) continue the participation of employees of the Surviving Corporation and its Subsidiaries who remain employed after the Effective Time (the “Surviving Corporation Employees”) in the Benefit Plans (other than stock option plans) on the same terms as those in effect as of the Effective Time, (ii)

transition such Surviving Corporation Employees to employee benefit plans within the meaning of ERISA § 3(3) and other programs and arrangements that are currently maintained, sponsored or contributed to by Parent or its Subsidiaries for the benefit of the similarly-situated employees, officers and directors of Parent and its Subsidiaries (the “Parent Benefit Plans”), or (iii) transition the Surviving Corporation Employees and Parent’s employees to new benefit plans that are substantially comparable to the Benefit Plans and/or the Parent Benefit Plans.
          (c) From and after the Closing, as applicable, Parent, MergerCo and the Surviving Corporation will honor in accordance with their terms all cash bonus plans, employment agreements, consulting agreements, change-of-control agreements and severance agreements set forth on Schedule 4.12, and on the Closing Date, Parent shall pay to the Specified Persons any amounts with respect severance payments that are payable to such Persons, other than the Severance Obligations, as a result of their termination of employment or other relationship with the Company or any of its Subsidiaries in connection with the Merger.
     Section 8.8 Books and Records. Parent and MergerCo shall, and shall cause the Surviving Corporation and each Subsidiary to, until the third (3rd) anniversary of the Closing Date or such later date as required under applicable federal or state requirements (the “Record Retention Period”), retain all books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and to make the same available for inspection and copying by the Stockholders as of immediately prior to the Effective Time or any of the representatives of such Stockholders (reasonably acceptable to Parent and MergerCo) at the expense of such Stockholders during the normal business hours of Parent, MergerCo, the Surviving Corporation or such Subsidiary, as applicable, upon reasonable request and upon reasonable notice.
     Section 8.9 Public Announcements. Between the date of this Agreement and the Closing Date, the parties hereto will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Parent and the Stockholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that nothing in this Section 8.9 will prohibit Affiliates of the Parent’s equityholders from disclosing to such Affiliate’s current or prospective stockholders, members, partners and other investors the terms and conditions of this Agreement or information regarding the transactions contemplated by this Agreement.
     Section 8.10 Tax Matters.
          (a) Filing of Tax Returns; Payment of Taxes.
               (i) Following the Closing Date, the Stockholders’ Representative shall, at the Stockholders’ expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Company and its Subsidiaries that relate to a taxable period ending on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon (except to the extent the amount of such Taxes was included as a Current Liability in the calculation of the Closing Working Capital, in which case the amount of such Taxes shall be paid by the Surviving

Corporation to the Stockholders’ Representative promptly following request therefor). All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Law. In connection with the preparation and filing of such Tax Returns, (i) all items accruing on the Closing Date shall be allocated to the Company’s taxable period ending on the Closing Date pursuant to Treasury Regulations § 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations § 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations §§ 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)), and (ii) no election shall be made to waive any carryback of net operating losses under Code § 172(b)(3) on any Tax Return of the Company filed in respect of a taxable period ending on or before the Closing Date. The Stockholders’ Representative shall provide Parent with copies of completed drafts of such Tax Returns at least twenty (20) days prior to the due date for filing thereof, for Parent’s review and approval (not to be unreasonably withheld, conditioned or delayed). The Stockholders’ Representative shall make such changes to such Tax Returns as may be reasonably requested by Parent, provided that such changes do not increase the Company’s liability for Taxes due under such Tax Returns unless such changes are required by law.
               (ii) Following the Closing Date, Parent shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Company and its Subsidiaries that relate to a Straddle Period and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Law. Parent shall provide the Stockholders’ Representative with copies of completed drafts of such Tax Returns at least twenty (20) days prior to the filing thereof, along with supporting work papers, for the Stockholders’ Representative review and approval (not to be unreasonably withheld, conditioned or delayed). The Stockholders’ Representative and Parent shall attempt in good faith to resolve any disagreements regarding any Tax Returns described in this Section 8.10(a)(ii) prior to the due date for filing. Not later than two (2) days prior to the due date for the payment of Taxes on any Tax Returns which Parent has the responsibility to cause to be filed pursuant to this Section 8.10(a)(ii), to the extent such Tax Returns have been approved by the Stockholders’ Representative pursuant to Section 8.10(a)(ii), the Stockholders’ Representative shall pay, on behalf of the Stockholders, to Parent the amount of Taxes, as reasonably agreed between the Stockholders’ Representative and Parent, owed by the Stockholders pursuant to the provisions of Section 10.2(a)(iv)(A), provided that the Stockholders shall not be required to pay any Taxes that were included as a Current Liability in the calculation of the Closing Working Capital. To the extent the Tax liability of the Company, as ultimately determined (on audit or otherwise), for the portion of any Straddle Period is less than the Tax payments made by the Stockholders’ Representative pursuant to this Section 8.10(a)(ii) or Section 10.2(a)(iv)(A) with respect to such period, Parent shall promptly pay the amount of any such overpayment to the Stockholders’ Representative for the benefit of the Stockholders.
               (iii) Parent shall file a consolidated U.S. federal income Tax Return for the affiliated group (within the meaning of Code Section 1504) that will include the Company and its Subsidiaries for periods starting after the Closing Date. The Parties acknowledge and agree that, as a consequence of the transactions contemplated hereby, (i) the taxable year of the Company shall close for U.S. federal income tax purposes at the end of the day on the Closing Date, (ii) to the extent applicable Law in other taxing jurisdictions so permits, the taxable year of the Company shall close at the end of the day on the Closing Date, and (iii) all federal, state, provincial, local and foreign Tax Returns shall be filed consistently on the foregoing basis.
          (b) Straddle Period Tax Allocation. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including the Closing Date (“Pre-Closing Straddle Period”) and the portion of the Straddle Period beginning after the Closing Date shall be determined by assuming that the Straddle Period consists of two taxable years or periods, one of which ends at the close of the Closing Date and the other of which begins at the start of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis;” provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation shall be apportioned ratably between such periods on a daily basis. Notwithstanding the foregoing, with respect to any property or ad valorem Tax, such Tax shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in such period.
          (c) Tax Audits.
               (i) If notice of any Tax Claim shall be received by Parent or the Surviving Corporation for which the Stockholders’ Representative may reasonably be expected to have any liability pursuant to Section 10.2(a)(iv)(A), the notified party shall immediately notify the Stockholders’ Representative in writing of such Tax Claim; provided, however, that the failure of the notified party to give the Stockholders’ Representative notice as provided herein shall not relieve the Stockholders’ Representative of its obligations under this Section 8.10 or the Stockholders’ obligations under Article X except to the extent that the Stockholders are materially prejudiced thereby. In connection with any such Tax Claim, including any Tax Claim handled under Section 8.10(c)(ii), Parent and its Subsidiaries shall provide such information, materials and cooperation to the Stockholders’ Representative as may be reasonably requested.
               (ii) Except for Straddle Period Tax Returns, the Stockholders’ Representative shall have the right, at its own expense, to the extent such Tax Claim may be subject to indemnification by the Stockholders pursuant to Section 10.2(a)(iv)(A) or could result in a Tax refund described in Section 8.10(d), to represent the interests of Parent, the Company or any of their Subsidiaries or successors in any Tax Claim; provided that (A) the Stockholders’ Representative shall permit Parent to participate at its own expense in such Tax Claim, and (B) the Stockholders’ Representative shall not settle such claim in a manner that would increase Taxes for the Parent, the Surviving Corporation or any of its Subsidiaries following the Closing Date without the consent of Parent (not to be unreasonably withheld, conditioned or delayed). Parent shall have the right, at its own expense, to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to any Tax Return for any Straddle Period; provided, however, that Parent shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes of the Company or any of its Subsidiaries that would result in an increase in the amount of any Tax Claim by Parent or any additional Tax Claims by Parent without the prior consent of the Stockholders’ Representative (not to be unreasonably withheld, conditioned or delayed).
               (iii) In connection with the preparation of Tax Returns, audit examinations, and any proceedings relating to the Tax liabilities imposed on Parent or the Company, the parties shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing authorities as to the imposition of Taxes.
          (d) Refunds. Any Tax refunds that are received by Parent, Surviving Corporation or any of their Subsidiaries (or credits for overpayments for Tax to which any of the foregoing are entitled) and that relate to a taxable period (or portion thereof) of the Company and/or its Subsidiaries ending on or prior to the Closing Date shall be for the benefit of the Stockholders, except for refunds related to the carryback of losses incurred in tax years after the Closing Date. Parent shall pay to the Stockholders’ Representative, for the benefit of the Stockholders, any such refund or the amount of any such credit, net of any Taxes imposed on Parent, Surviving Corporation or any of their Subsidiaries as a result of the receipt of such refund or credit, within fifteen (15) days after receipt or entitlement thereto. Subject to Section 8.10(e), Parent shall, as soon as is reasonably practicable, at the Stockholders’ Representative’s expense, file or cause to be filed amended Tax Returns and/or applications for Tax refunds in order to obtain all Tax refunds (or credit for overpayment) that the Stockholders would be entitled to pursuant to this Section 8.10(d), and Parent and its Subsidiaries shall execute all other documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for Parent and its Subsidiaries to perfect their rights in and obtain such Tax refunds (or credits for overpayment).
          (e) Amendments, Elections, etc.. Without the consent of the Stockholders’ Representative (not to be unreasonably withheld, conditioned or delayed), Parent shall not file any amended Tax Return for the Company or any of its Subsidiaries with respect to any taxable period ending on or prior to the Closing Date. Parent shall not make any Tax election or take any position for Tax purposes which would increase the amount of any Taxes for which the Stockholders would be liable under Section 10.2(a)(iv)(A) or reduce the amount of any refunds or credits to which the Stockholders would be entitled under Section 8.10(d).
          (f) Termination of Tax Sharing Agreements. Any and all Tax allocation or Tax sharing agreements between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, neither the Company nor any of its Subsidiaries shall be obligated to make any payment pursuant to any such agreement for any past or future period.
          (g) No Section 338 Election. None of the parties hereto or any of their Affiliates shall make an election under Code § 338 with respect to the transactions contemplated by this Agreement.

          (h) Transfer Taxes. The Stockholders shall be liable for and shall hold Parent harmless against any transfer, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes, if any, that become payable in connection with the Merger and other transactions contemplated hereby (“Transfer Taxes”). The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.
          (i) FIRPTA Certificate. The Company shall provide Parent on the Closing Date with a certificate in accordance with Treasury § 1.1445-2(c)(3) certifying that the Company is not a United States real property holding corporation within the meaning of Code § 897(c)(2).
     Section 8.11 Further Action. Other than with respect to the parties’ obligations with respect to the Antitrust Filings (which are specifically addressed in Section 8.3), each of the parties hereto shall use commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
     Section 8.12 Approval of Merger. On the date of this Agreement, the Company shall take all necessary action in accordance with applicable law and the Restated Charter and the Company’s bylaws to solicit the written consent of its Stockholders to the adoption and approval of this Agreement, the Merger and the transactions contemplated hereby.
ARTICLE IX
CONDITIONS TO THE MERGER
     Section 9.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the Parent and Stockholders’ Representative, where permissible, at or prior to the Effective Time, of each of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been adopted and approved by the Stockholders in accordance with the GBCC, the Restated Charter and the Bylaws.
          (b) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          (c) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by any court or Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting the consummation of the Merger.

     Section 9.2 Additional Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to consummate the transactions contemplated by this Agreement are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent and MergerCo at or prior to the Effective Time:
          (a) Representations and Warranties. The representations and warranties of the Company and Principal Stockholders set forth in Article IV of this Agreement and in Article V of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, unless any of such representations and warranties is (i) expressly related to a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date or (ii) is qualified by materiality or material adverse effect, in which case such representation or warranty shall be true in correct in all respects as of the Closing Date.
          (b) Performance and Obligations of the Company and Principal Stockholders. The Company and Principal Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.
          (c) Financing. Parent shall have obtained the Financing on substantially the terms and subject to substantially the conditions specified in the Financing Letters or in this Agreement.
          (d) No Material Adverse Change. After the date of this Agreement, no event shall have occurred and, as of the Closing Date, no fact, circumstance or condition shall exist that, individually or in the aggregate, has or reasonably may be expected to result in a Material Adverse Effect on the Company or any Subsidiary.
          (e) Closing Deliveries. At the Closing, the Company and the Principal Stockholders shall have delivered to Parent (each in a form reasonably satisfactory to Parent):
               (i) the Certificate of Merger, executed by the Company;
               (ii) physical possession of all records, tangible assets, licenses, policies, contracts, plans, leases and other instruments owned by or pertaining to the Company and its Subsidiaries, which will be deemed delivered if located at the offices of the Company and its Subsidiaries;
               (iii) physical possession of the minute book and stock records of the Company and the Subsidiaries, which will be deemed delivered if located at the offices of the Company and its Subsidiaries;
               (iv) the Escrow Agreement and the Paying Agent Agreement, executed by the Stockholders’ Representative and the Escrow Agent and Paying Agent, respectively;
               (v) the Sheehan/Nunn Agreements, executed by Kevin Sheehan and J. Mack Nunn, respectively;

               (vi) an opinion of Alston & Bird LLP, legal counsel to the Company and its Subsidiaries, dated as of the Closing Date in form and substance reasonably acceptable to Parent and upon which Parent and Parent’s lenders shall have the right to rely;
               (vii) a certificate executed and delivered by the Company’s Chief Executive Officer or Chief Financial Officer, in his or her capacity as such, dated as of the Closing Date, stating therein that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied;
               (viii) a certificate of the Secretary of the Company, in his or her capacity as such, dated as of the Closing Date, certifying as to (A) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (B) the copies of the Restated Charter and Bylaws, each as in effect from the date of this Agreement until the Closing Date and (C) a copy of the resolutions of the Company Board and the resolutions of the Stockholders authorizing and approving the merger and the Company’s execution, delivery and performance of this Agreement and the other agreements, documents and instruments to which the Company or any Subsidiary is party;
               (ix) a certificate of the secretary, manager, general partner or equivalent officer or representative of each entity Principal Stockholder, in his, her or its capacity as such, dated as of the Closing Date, certifying as to (A) the incumbency of the signatories of such Principal Stockholder executing documents executed and delivered in connection herewith, and (B) a copy of the resolutions of such Principal Stockholders’ board of directors, managers or similar governing authority authorizing and approving the merger and such Principal Stockholder’s execution, delivery and performance of this Agreement and the other agreements, documents and instruments to which such Principal Stockholder is party;
               (x) certificates of good standing for the Company and each Subsidiary issued not earlier than ten days before the date of this Agreement by the Secretary of State of its jurisdiction of incorporation or organization and by the secretaries of state, or equivalent governmental authority, of each jurisdiction in which such entity is qualified to do business as a foreign business;
               (xi) evidence of the termination, as of the Closing, of all stockholder or other security holder agreements (A) to which the Company, any Subsidiary, any Stockholder, any Option holder or any Warrant holder is party and (B) that relate to any equity interests of the Company or any Subsidiary;
               (xii) evidence reasonably acceptable to the Parent that the Company has terminated the Stock Option Plan effective immediately before the Effective Time (which terminations shall not affect the obligations to make Option Payments pursuant to Section 2.1(d) and
Article III);
               (xiii) the written resignations, effective as of the Closing Date, of all directors and officers of the Company and its Subsidiaries;

               (xiv) copies of all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement (including, but not limited to, those listed on Schedule 4.4(a) and Schedule 4.4(b));
               (xv) payoff letters, issued by the holders of Closing Indebtedness and Stockholder Funded Expenses to be paid off at the Closing pursuant to Section 2.2, issued not earlier than five days before the Closing Date, together with wire transfer instructions and the agreement of such Closing Indebtedness holders to release all Encumbrances held by such Persons in any assets of the Company and its Subsidiaries, including UCC-3 terminations statements and equivalent termination filings in all applicable non-UCC jurisdictions, upon receipt of the payoff amounts;
               (xvi) ALTA statements (or equivalent owner or seller affidavits) and any other affidavit, title indemnity, certification or other assurance reasonably required by the title insurance company issuing title policies with respect to each parcel of Real Property for which Parent is obtaining title insurance policies, executed by the Company or the relevant Subsidiary, as applicable, together with any necessary transfer declarations;
               (xvii) a 2006 ALTA Owner’s Title Insurance Policy or other form of policy acceptable to Parent for each parcel of Real Property, each (A) issued by a title insurance company reasonably satisfactory to Parent (B) for amount(s) reasonably satisfactory to Parent, and (C) insuring the Company’s or the applicable Subsidiary’s valid fee simple title to each Owned Real Estate or the Company’s or the applicable Subsidiary’s legal, valid, binding and enforceable leasehold interest in each Leased Real Estate, in each case (1) as of the Closing Date (including all recorded appurtenant easements, insured as separate legal parcels), (2) with gap coverage from the Stockholders through the date of recording, (3) subject only to Permitted Encumbrances, and (4) with extended coverage over all general exceptions and a zoning endorsement in the form of ALTA endorsement Form 3.1 and a non-imputation endorsement in the form of ALTA endorsement Form 15-06;
               (xviii) evidence reasonably acceptable to the Parent that the Company has consummated the Oak Ridge Divestiture; and
               (xix) without limitation by specific enumeration of the foregoing, such other documents reasonably required from the Company or any Subsidiary in order to complete the Financing.
     Section 9.3 Additional Conditions to Obligations of the Company and Principal Stockholders. The obligations of the Company and Principal Stockholders to consummate the transactions contemplated by this Agreement is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:
          (a) Representations and Warranties. The representations and warranties of Parent and MergerCo set forth in Article VI of this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, unless any of such representations and warranties is (i) expressly related to a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date or (ii) is qualified by materiality or material adverse effect, in which case such representation or warranty shall be true in correct in all respects as of the Closing Date.
          (b) Performance of Obligations of Parent and MergerCo. Each of Parent and MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Effective Time.
          (c) Closing Deliveries. At the Closing, Parent and MergerCo shall have delivered to the Company or Stockholders’ Representative (each in a form reasonably satisfactory to the Stockholders’ Representative):
               (i) the Certificate of Merger, executed by MergerCo;
               (ii) the Escrow Agreement and the Paying Agent Agreement, executed by Parent and the Escrow Agent and Paying Agent, respectively;
               (iii) the Sheehan/Nunn Agreements, executed by the Company;
               (iv) a certificate executed and delivered by Parent’s chief executive officer or manager, in his or its capacity as such, dated as of the Closing Date, stating therein that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied;
               (v) a certificate executed by the secretary, manager or equivalent representative of Parent, in his, her or its capacity as such, dated as of the Closing Date, certifying as to (i) the incumbency of officers executing documents on behalf of Parent executed and delivered by Parent in connection herewith, (ii) a copy of Parent’s limited liability company agreement as in effect from the date of this Agreement until the Closing Date and (iii) a copy of the resolutions of Parent’s managers authorizing and approving the merger and Parent’s execution, delivery and performance of this Agreement and the other agreements, documents and instruments to which Parent is party;
               (vi) a certificate executed by the secretary or equivalent officer of MergerCo, in his or her capacity as such, dated as of the Closing Date, certifying as to (i) the incumbency of officers executing documents on behalf of MergerCo executed and delivered by MergerCo in connection herewith, (ii) a copy of MergerCo’s articles of incorporation and bylaws as in effect from the date of this Agreement until the Closing Date and (iii) a copy of the resolutions of MergerCo’s directors and stockholder authorizing and approving the merger and MergerCo’s execution, delivery and performance of this Agreement and the other agreements, documents and instruments to which MergerCo is party;
               (vii) certificates of good standing for Parent and MergerCo issued not earlier than ten days before the date of this Agreement by the Secretary of State of its jurisdiction of incorporation or organization and by the secretaries of state, or equivalent governmental authority, of each jurisdiction in which such entity is qualified to do business as a foreign business; and

               (viii) each of Parent and MergerCo shall have complied in all respects with their payment obligations set forth in this Agreement.
ARTICLE X
SURVIVAL OF REPRESENTATIONS
AND WARRANTIES; INDEMNIFICATION
     Section 10.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained herein, as the case may be, and the right of a party to bring an indemnification claim under this Article X in respect of any breach thereof, shall survive the Closing as follows:
          (a) The representations and warranties made in Section 4.1 (Existence; Good Standing, Authority), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries), Section 4.4 (No Conflicts), Section 4.8 (Taxes), Section 4.15 (Brokers) (collectively the “Fundamental Representations”) and the representations and warranties made in Article V and Article VI will survive until the date that is thirty days after the applicable statute of limitations expires;
          (b) All representations and warranties made in this Agreement other than the Fundamental Representations and those made in Article V and Article VI (collectively, the “Business Representations”) will survive until 11:59 p.m. Atlanta time on June 1, 2012 (such date, the “Escrow Cut-Off Date”).
Notwithstanding the foregoing, any breach of a representation or warranty in respect of which indemnity may be sought under this Agreement shall survive beyond the applicable survival period if written notice of the applicable breach shall have been delivered to the Stockholders’ Representative prior to end of the applicable survival period.
Section 10.2 Indemnification; Escrow.
          (a) Indemnification Obligations of the Principal Stockholders. The Principal Stockholders shall, severally (according to their respective Closing Cash Consideration Percentages) but not jointly, defend and hold harmless the Parent, the Surviving Corporation and their respective Affiliates, equityholders, directors, limited liability company managers, officers, successors and permitted assigns (collectively, the “Parent/MergerCo Indemnified Parties”) from and against all losses, liabilities, damages, claims, awards, judgments, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, costs and expenses (including accumulated interest, reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses incurred in connection with the defense or investigation of any claim) (“Losses”) sustained or incurred by any Parent/MergerCo Indemnified Party arising from or related to:
               (i) any inaccuracy in or breach of any of the Company’s representations and warranties made in Article IV, except for representations and warranties regarding Taxes, which shall be governed by Section 10.2(a)(iv)(A);

               (ii) any breach by the Company of, or failure by the Company to comply with, any of its covenants or obligations under this Agreement;
               (iii) without being limited by Section 10.2(a)(i) or Section 10.2(a)(ii) and without regard to the fact that any item referred to in this Section 10.2(a)(iii) may be disclosed in any Schedule, any Disclosure Schedule Update, or any documents included or reference therein or otherwise known to any Parent/MergerCo Indemnified Party as of the Closing:
                    (A) any settlement, adjustment, disallowance, overpayment, set off against future payment or reimbursement, or recoupment arising from or related to (1) any billing issue disclosed on Schedule 4.7, (2) any cost report disclosed Schedule 4.20, or (3) any cost report filed after the Effective Time for the cost reporting period ending December 31, 2011 (the “2011 Cost Reports”) but only to the extent that the settlements, adjustments, disallowances, overpayments, set offs against future payment or reimbursement or recoupments related to such 2011 Cost Reports arise from or are related to the period from January 1, 2011 through the Effective Time;
                    (B) the ownership, operation or closure of, or termination of employees at, before the Closing Date, the Tampa Bay Academy in the State of Florida;
                    (C) the ownership, operation or closure of, or termination of employees at, the Memorial Hospital Acquisition Corporation in the State of New Mexico;
                    (D) any Action disclosed on Schedule 4.7 other than (1) workers’ compensation claims, and (2) unemployment claims made by former employees in states in which liability for such claims is paid through a state unemployment fund or account;
                    (E) the indemnification of any D&O Indemnified Party under the written indemnification agreements disclosed on Schedule 4.12 in response to Section 4.12(a)(xi) with respect to any claim arising from or related to such D&O Indemnified Party’s services performed at or before the Effective Time; and
                    (F) the amount by which (1) the Working Capital Escrow Amount is less than (2) the amount by which the Closing Working Capital as finally determined pursuant to Section 2.7 is less than the Estimated Working Capital; and
               (iv) without being limited by Section 10.2(a)(i) or Section 10.2(a)(ii) and without regard to the fact that any item referred to in this Section 10.2(a)(iv) may be disclosed in any Schedule, any Disclosure Schedule Update, or any documents included or reference therein or otherwise known to any Parent/MergerCo Indemnified Party as of the Closing:
                    (A) (1) Taxes of the Company and the Subsidiaries (or any predecessor thereof) attributable to any Pre-Closing Tax Period, (2) Taxes imposed on any member of a consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date, by reason of the liability of the Company or any Subsidiary (or any predecessor thereof), pursuant to Treasury

Regulation § 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law), (3) any failure by the Stockholders’ Representative to timely and fully pay all Transfer Taxes; and (4) any inaccuracy in or breach of any of the Company’s representations and warranties made in Section 4.8; provided, however, that solely for the purposes of this Section 10.2(a)(iv)(A), Losses, other than Losses arising from or relating to any inaccuracy in or breach of the Company’s representations and warranties set forth in Section 4.8(j) and Section 4.8(l), shall not include Taxes for any taxable period other than the Pre-Closing Tax Period; provided, further, however, that any indemnification obligation pursuant to this Section 10.2(a)(iv)(A) to be satisfied other than from the Indemnity Escrow Amount, shall be borne exclusively by the TA Stockholders according to their respective Tax Indemnification Percentages;
                    (B) the Closing Indebtedness, Stockholder Funded Expenses, Severance Obligations, Insurance Tail Expenses and Paying Agent Expenses, to the extent such expenses and obligations are not satisfied in full on or prior to the Closing Date; and
                    (C) all costs and expenses (including the estimated cost of the fair value of the dissenting Stockholder’s shares, court costs, attorneys’ fees and expenses) of adjudicating the dissenter’s rights action of all dissenting Stockholders and redeeming the Dissenting Shares, in excess of the Estimated Dissenters’ Expenses.
          (b) Individual Indemnification Obligations of the Principal Stockholders. In addition to the foregoing, each Principal Stockholder shall severally, but not jointly, indemnify, defend and hold harmless the Parent/MergerCo Indemnified Parties from and against all Losses sustained or incurred by any Parent/MergerCo Indemnified Party arising from or related to:
               (i) any inaccuracy in or breach of any of such Principal Stockholder’s individual representations and warranties made in Article V; or
               (ii) any breach by such Principal Stockholder of, or failure by such Principal Stockholder to comply with, any of its individual covenants or obligations under this Agreement, including such Principal Stockholder’s obligations under this Article X.
          (c) Indemnification Obligations of Parent and MergerCo. Parent and MergerCo will indemnify, defend and hold harmless the Company from and against all Losses sustained or incurred by the Company arising from or related to:
               (i) any inaccuracy in or breach of any of the Parent’s and MergerCo’s representations and warranties made in Article VI; or
               (ii) any breach by Parent or MergerCo of, or failure by Parent or MergerCo to comply with, any of their covenants or obligations under this Agreement, including Parent and MergerCo’s obligations under this Article X.

          (d) Limitations on Indemnification Obligations of the Principal Stockholders. Absent fraud or intentional misrepresentation, the Parent/MergerCo Indemnified Parties’ indemnification rights pursuant this Article X shall be limited as follows:
               (i) Threshold Amount for Certain Indemnified Losses. The Parent/MergerCo Indemnified Parties shall not be entitled to any indemnification under Section 10.2(a)(i) for inaccuracies, breaches or alleged inaccuracies or breaches of the Business Representations or under Section 10.2(a)(iii) until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 10.2(a)(i) or Section 10.2(a)(iii) exceeds One Million and 00/100 Dollars ($1,000,000.00) (the “Threshold Amount”) and then only to the extent such aggregate amount exceeds the Threshold Amount.
               (ii) Indemnity Cap: Indemnity Escrow Amount. The Parent/MergerCo Indemnified Parties shall not be able to seek indemnification pursuant to Section 10.2(a)(i) for inaccuracies, breaches or alleged inaccuracies or breaches of the Business Representations or pursuant to Section 10.2(a)(iii) for any amount of Losses (individually or in the aggregate) in excess of the Indemnity Escrow Amount, and the right of the Parent/MergerCo Indemnified Parties to recover for any such indemnifiable Losses shall be limited solely and exclusively to the amount then in the Indemnity Escrow Fund.
               (iii) Indemnity Cap: Merger Consideration. Subject to the limitations set forth in Section 10.2(a)(iv)(A) with respect to the Principal Stockholders other than the TA Stockholders, the Parent/MergerCo Indemnified Parties shall not be able to seek indemnification pursuant to Section 10.2(a)(i) for inaccuracies, breaches or alleged inaccuracies or breaches of the Fundamental Representations, pursuant to Section 10.2(a)(ii), pursuant to Section 10.2(a)(iv), pursuant to Section 10.2(b)(i) for inaccuracies, breaches or alleged inaccuracies or breaches of the Principal Stockholders’ individual representations and warranties, or pursuant to Section 10.2(b)(ii) for breaches of the Principal Stockholders’ individual covenants or obligations under this Agreement, for any amount of Losses (individually or in the aggregate) in excess of the amount equal to the product of the Series A Net Merger Consideration Per Share and the number of shares of Series A Preferred Stock held by all Principal Stockholders immediately prior to the Effective Time. Claims for indemnification under Section 10.2(a)(i) for inaccuracies in or breaches of, or alleged inaccuracies in or breaches of, the Fundamental Representations or pursuant to Section 10.2(a)(iv) shall first be satisfied first from the Indemnity Escrow Amount and then from the Principal Stockholders (subject to the limitations set forth in Section 10.2(a)(iv)(A) with respect to the Principal Stockholders other than the TA Stockholders). For the avoidance of doubt, the Losses payable by a Principal Stockholder shall in no event exceed an amount equal to the product of the Series A Net Merger Consideration Per Share and the number of shares of Series A Preferred Stock held by such Principal Stockholder immediately prior to the Effective Time and are further subject to the limitations set forth in Section 10.2(a)(iv)(A) with respect to the Principal Stockholders other than the TA Stockholders.
               (iv) Claims Made Cut-Off Date. No Parent/MergerCo Indemnified Party shall be entitled to indemnification under Section 10.2(a)(i) or under Section 10.2(a)(iii) for claims asserted by such Parent/MergerCo Indemnified Party after the Escrow Cut-Off Date.

               (v) No Double-Counting in Net Working Capital. Losses shall not include any amount reflected as a Current Liability in the calculation of Net Working Capital as finally determined pursuant to Section 2.7 and shall not be credited against the Threshold Amount or the indemnity cap under Section 10.2(d)(ii) to the extent that the amount of such Losses does not exceed the amount reflected as a Current Liability in the calculation of Net Working Capital as finally determined pursuant to Section 2.7. The foregoing shall not prejudice a Parent/MergerCo Indemnified Party’s right to recover Losses that were excluded from Current Liabilities because they are Losses for which an indemnity claim could be made under Section 10.2(a)(iii).
               (vi) Mitigated Losses. Losses shall not include any mitigating recoveries or payments actually received as provided in Section 10.4.
Section 10.3 Indemnification Procedure for Third-Party Claims.
          (a) If a third-party notifies any Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim by the Parent/MergerCo Indemnified Parties or the Company for indemnification against the Principal Stockholders on one hand or the Parent and Surviving Corporation on the other hand (each collectively the “Indemnifying Parties”), respectively, under this Article X or to which the Threshold Amount may be applied, then the Indemnified Parties will, as promptly as practicable and in any event within thirty (30) days after learning of such Third-Party Claim, deliver written notice thereof to each Indemnifying Party; provided, however, that no delay in delivering such notice will relieve the Indemnifying Parties from any indemnification obligation under this Agreement unless, and then only to the extent that, the Indemnifying Parties are materially prejudiced by such delay.
               (i) The Indemnifying Parties will have the right to contest and defend against the Third-Party Claim at the Indemnifying Parties’ sole cost and expense and with legal counsel selected by the Indemnifying Parties. Notwithstanding the foregoing, (A) the Indemnified Parties may, at their sole cost and expense, retain separate co-counsel of their choice and otherwise participate in such contest or defense of the Third-Party Claim, (B) the Indemnified Parties will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnifying Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed), and (C) the Indemnifying Parties will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnified Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed).
          (b) For so long as a Third-Party Claim continues, each Indemnified Party and Indemnifying Party will (unless adverse parties thereto) (a) cooperate with each other and its counsel in the contest or defense of such Third-Party Claim and (b) upon reasonable request, provide or make available to each other such personnel, testimony and access to its books and records that is necessary or reasonably requested in connection with the contest or defense of such Third-Party Claim; provided, however, that nothing in this Section 10.3(b) will require any Indemnified Party or Indemnifying Party to take any action, provide any access or make any disclosure that could adversely affect the attorney-client privilege between such Indemnified Party or Indemnifying Party and its counsel.

     Section 10.4 Duty to Mitigate. All Indemnified Parties will use commercially reasonable efforts to (a) mitigate their respective Losses upon and after becoming aware of any event, fact, circumstance or condition that reasonably would be expected to give rise to indemnifiable Losses, and (b) timely pursue any available recovery from insurers or from other third parties pursuant to any contractual rights, existing as of the Closing Date, to indemnification, reimbursement, offset or recovery against such third parties. The amount of an Indemnified Parties’ indemnifiable Losses shall be offset by the amount of any insurance proceeds actually recovered from insurers, Tax benefits (including, but not limited to, any refunds of Taxes previously paid that have not been paid over to the Stockholders’ Representative pursuant to Section 8.10(d)) actually realized within thirty-six months (36) months of the Closing Date by the Indemnified Party because of such Losses and indemnity, contribution or similar payments actually received by the Indemnified Party from any third party with respect thereto. Nothing in this Section 10.4 shall be construed to preclude or delay an Indemnified Party’s submission of indemnity claims in accordance with this Article X or the obligations of the Indemnifying Parties to indemnity any Indemnified Party before the Indemnified Party has pursued any available recovery from insurers and other third parties. If a Indemnified Party receives mitigating recoveries from insurers or other third parties after receiving indemnity payments from the Indemnifying Parties for the same underlying Losses, then the Indemnified Party will remit to the Indemnifying Parties their pro rata share of the amount of such mitigating recovery.
     Section 10.5 Treatment of Indemnity Payments. All payments made pursuant to this Article X shall be treated as adjustments to the Merger Consideration for tax purposes unless otherwise required by law, and such agreed treatment shall govern for purposes of this Agreement.
     Section 10.6 Remedies. Absent fraud or intentional misrepresentation, the indemnification provided for in this Agreement is the sole and exclusive remedy for any Losses resulting from matters set forth in Section 10.2 or arising from or relating to this Agreement, the Merger or the transactions contemplated herein; provided, however, that nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance, injunctive relief or any other equitable remedy.
     Section 10.7 Release of Indemnity Escrow Fund. Any amounts remaining in the Indemnity Escrow Fund on the Escrow Cut-Off Date that are not subject to a then pending claim for indemnification pursuant to Section 10.2, shall be released to the Paying Agent for the benefit of the Stockholders, and the Paying Agent shall disburse such funds among the Stockholders according to the Disbursement Waterfall.
ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER
     Section 11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by the mutual written consent of Parent (on behalf of itself and MergerCo) and the Company;
          (b) by either the Company, on the one hand, or Parent or MergerCo, on the other hand, by written notice to the other if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable;
          (c) by either of the Company, on the one hand, or Parent or MergerCo, on the other hand, by written notice to the other if the consummation of the Merger shall not have occurred on or before the earlier of (i) the fifth (5th) Business Day after the date on which all of the conditions set forth in Article IX have been satisfied or waived or (ii) the sixtieth (60th) day after the date of this Agreement, provided, however, that such date may, from time to time, be extended by Parent (by written notice thereof to the Company) up to and including the ninetieth (90th) day after the date of this Agreement in the event all conditions to the Merger other than those set forth in Section 9.1(b) and Section 9.2(e)(xiv), in each case solely with respect to filings, notices, authorizations, approvals, orders, permits or consents of or with any Governmental Authority (the “Regulatory Conditions”), have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to the ninetieth (90th) day after the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; provided further that the parties may mutually agree to extend the period before termination if such failure to consummate the Merger is due to regulatory or antitrust issues;
          (d) by the Company, if the Company is not then in material breach of any term of this Agreement, upon written notice to Parent, upon a material breach of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement; provided that such breach is not capable of being cured or has not been cured within ten (10) days after the giving of notice thereof by the Company to Parent, such that the conditions set forth in Section 9.1 and Section 9.3 cannot be satisfied or cured prior to the Termination Date; and
          (e) by Parent or MergerCo, if neither Parent nor MergerCo is then in material breach of any term of this Agreement, upon written notice to Company, upon a material breach of any representation, warranty or covenant of the Company contained in this Agreement or as permitted under Section 13.2(c); provided that such breach is not capable of being cured or has not been cured within ten (10) days after the giving of notice thereof by Parent or MergerCo to the Company, such that the conditions set forth in Section 9.1 and Section 9.2 cannot be satisfied or cured prior to the Termination Date.
     Section 11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, all further obligations of the parties under this Agreement, other than those under Section 8.2, Section 8.9, Article X, this Section 11.2 and Article XIII, will terminate. The termination rights under Section 11.1 are in addition to the parties’ respective rights under this Agreement or otherwise, and the exercise of any termination right will not be an election of remedies.
     Section 11.3 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and MergerCo; provided, however, that after approval of this Agreement and the Merger by at least the holders of the minimum number of shares of Company Stock required to approve this Agreement under the GBCC, the Restated Charter and the Bylaws, no amendment shall be made that by law requires further approval by the holders of Company Stock without obtaining such requisite approval.
     Section 11.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.
ARTICLE XII
STOCKHOLDERS’ REPRESENTATIVE
     Section 12.1 Appointment. Each Principal Stockholder hereby irrevocably constitutes and appoints the Stockholders’ Representative as such Principal Stockholder’s attorney-in-fact and agent in connection with the execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated by this Agreement. This power is irrevocable and coupled with an interest, and will not be affected by any Principal Stockholder’s death, incapacity, illness, dissolution or other inability to act. The Stockholders’ Representative shall have full power and authority to take all actions under this Agreement, the Escrow Agreement and the Paying Agent Agreement that are to be taken by the Stockholders’ Representative. The Stockholders’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement, the Escrow Agreement and the Paying Agent Agreement, including, without limitation, executing the Escrow Agreement and the Paying Agent Agreement as Stockholders’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement, the Escrow Agreement and the Paying Agent Agreement by the Stockholders’ Representative, interpreting all of the terms and provisions of this Agreement, the Escrow Agreement and the Paying Agent Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Stockholders’ Representative in connection with this Agreement, the Escrow Agreement and the Paying Agent Agreement, defending all indemnity claims pursuant to Section 10.2 (an “Indemnity Claim”) and all disputes pursuant to Section 2.7, consenting to, compromising or settling all Indemnity Claims or disputes pursuant to Section 2.7, conducting negotiations with Parent and its agents regarding such claims or disputes, dealing with Parent, the Escrow Agent and the Paying Agent under this Agreement, taking any all other actions specified in or contemplated by this Agreement, the Escrow Agreement and the Paying Agent Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement, the Escrow Agreement and the Paying Agent Agreement and to consent to any amendment hereof or thereof in its capacity as Stockholders’ Representative.
     Section 12.2 Authorization.
          (a) The Stockholders’ Representative shall have the authority to:
               (i) Receive all notices or documents given or to be given to Stockholders’ Representative pursuant this Agreement, the Escrow Agreement and the Paying Agent Agreement or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement, the Escrow Agreement and the Paying Agent Agreement;
               (ii) Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement, the Escrow Agreement and the Paying Agent Agreement and the transactions contemplated hereby or thereby as the Stockholders’ Representative may in its sole discretion deem appropriate; and
               (iii) Take such action as the Stockholders’ Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or MergerCo contained in this Agreement or in any document delivered by Parent or MergerCo pursuant hereto; (B) taking such other action as the Stockholders’ Representative is authorized to take under this Agreement, the Escrow Agreement and the Paying Agent Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Stockholders’ Representative, required under this Agreement, the Escrow Agreement and the Paying Agent Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, the Escrow Agreement and the Paying Agent Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article XII and any waiver of any obligation of Parent or the Surviving Corporation.
     Section 12.3 Indemnification of Stockholders’ Representative. The Principal Stockholders will indemnify and hold harmless the Stockholders’ Representative for and shall be held harmless against any loss, liability or expense incurred by the Stockholders’ Representative or any of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Stockholders’ Representative’s conduct as Stockholders’ Representative, other than losses, liabilities or expenses resulting from the Stockholders’

Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement, the Escrow Agreement and the Paying Agent Agreement. This indemnification shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be first deducted from the Stockholders’ Expense Amount and shall thereafter be individual obligations of the Principal Stockholders based on their pro-rata share (according to their respective Closing Cash Consideration Percentages) of such costs, which obligations may be satisfied as contemplated by Section 12.7. The Stockholders’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholders’ Representative in accordance with such advice, the Principal Stockholders will indemnify the Stockholders’ Representative, solely in its capacity as such, against and from all Losses sustained or incurred by the Stockholders’ Representative or the Principal Stockholders as a result of such reliance or good faith action or omission.
     Section 12.4 Reasonable Reliance. In the performance of its duties hereunder, the Stockholders’ Representative shall be entitled to (a) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Stockholders or any party hereunder and (b) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
     Section 12.5 Orders. The Stockholders’ Representative is authorized, in its sole discretion, to comply with final, non-appealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Indemnity Escrow Fund, Working Capital Escrow Fund and the Service Center Escrow Fund. If any portion of the Indemnity Escrow Fund, Working Capital Escrow Fund or Service Center Escrow Fund is disbursed to the Stockholders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Stockholders’ Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Stockholders’ Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Stockholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled set aside or vacated.
     Section 12.6 Removal of Stockholders’ Representative; Authority of Stockholders’ Representative. A majority in interest of the Stockholders shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Stockholders’ Representative to appoint a successor Stockholders’ Representative; provided, however, that neither such removal of the then acting Stockholders’ Representative nor such appointment of a successor Stockholders’ Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Stockholder with respect to such removal and appointment, together with an acknowledgement signed by the successor Stockholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representative. For all purposes hereunder, a majority in interest of the Stockholders shall be determined on the basis of the Stockholders’ respective Closing Cash Consideration Percentages. If the Stockholders’ Representative resigns or is removed or otherwise ceases to function in its capacity as the Stockholders’ Representative and no successor is appointed by the Principal Stockholders within thirty (30) days, then Parent may appoint as the acting Stockholders’ Representative any Stockholder who, immediately before the Effective Time held beneficially or of record more than five percent (5.0%) of the Company’s then-outstanding Common Stock on a fully-diluted, as-converted basis. Each successor Stockholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used this Agreement, the Escrow Agreement and the Paying Agent Agreement shall be deemed to include any interim or successor Stockholders’ Representative.
     Section 12.7 Expenses of the Stockholders’ Representative. The Stockholders’ Representative shall be entitled to withdraw cash amounts held in the account containing the Stockholders’ Expense Amount in reimbursement for out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in performing under this Agreement, the Escrow Agreement and the Paying Agent Agreement. In the event that the Stockholders’ Expense Amount is insufficient to cover the fees and expenses incurred by the Stockholders’ Representative in performing under this Agreement, then (a) the Paying Agent will distribute to the Stockholders’ Representative, in priority to distributions among the Stockholders, an amount equal to such deficiency from any funds released from the Indemnity Escrow Fund and otherwise distributable among the Stockholders, and (b) thereafter each of the Principal Stockholders shall be obligated to pay their share of any such deficiency according to their respective Closing Cash Consideration Percentages; provided, however, that only the TA Stockholders shall be liable (according to their respective Tax Indemnification Percentages) for any deficiency arising from costs and expenses incurred by or on behalf of the Stockholders’ Representative for matters related to or addressed in Section 10.2(a)(iv)(A).
     Section 12.8 Irrevocable Appointment. Subject to Section 12.6, the appointment of the Stockholders’ Representative hereunder is irrevocable and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Article XII shall be effective and absolutely binding as the action of the Stockholders’ Representative under this Agreement, the Escrow Agreement and the Paying Agent Agreement.
     Section 12.9 Reliance. Each Principal Stockholder hereby represents and warrants to Parent, MergerCo and their Affiliates and the parties agree that:
          (a) in all matters in which the Stockholders’ Representative is required or permitted to act, Parent, MergerCo and their Affiliates may rely on any action taken by the Stockholders’ Representative under this Agreement (notwithstanding any dispute or disagreement among the Stockholders or between any Stockholder and the Stockholders’ Representative) without any liability to or obligation to inquire of any Stockholder;

          (b) notice to the Stockholders’ Representative will constitute notice to all Stockholders; and
          (c) the power and authority of the Stockholders’ Representative as described in this Agreement will continue in full force and effect until all rights and obligations of the Stockholders and the Stockholders’ Representative under this Agreement, the Escrow Agreement and the Paying Agent Agreement have terminated, expired or been fully performed.
     Section 12.10 Indemnification of the Parent and its Affiliates. The Principal Stockholders shall, severally (according to their respective Closing Cash Consideration Percentages) and not jointly, indemnify the Parent/MergerCo Indemnified Parties against and from all Losses sustained or incurred by any Parent/MergerCo Indemnified Party arising from or related to the breach of any covenant or agreement pursuant to this Article XII and the designation, appointment and actions of the Stockholders’ Representative pursuant to this Article XII.
ARTICLE XIII
GENERAL PROVISIONS
     Section 13.1 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as specified by like notice):
(a)	if to the Company before the Closing, to:
Youth and Family Centered Services, Inc.
1120 Capital of Texas Highway South
Building 1, Suite #200
Austin, TX 78746
Attn: President
with copies (which shall not constitute notice) to:
Goodwin Procter LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Attn: Kevin M. Dennis, Esq.
and
Goodwin Procter LLP
Three Embarcadero Center, 24th Floor
San Francisco, CA 94111
Attn: Bradley A. Bugdanowitz, Esq.

(b)	if to the Principal Stockholders or the Stockholders’ Representative, to:
TA Associates, Inc.
John Hancock Tower, 56th Floor
200 Clarendon Street
Boston, MA 02116
Attention: Chief Financial Officer
with copies (which shall not constitute notice) to:
Goodwin Procter LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Attn: Kevin M. Dennis, Esq.
and
Goodwin Procter LLP
Three Embarcadero Center, 24th Floor
San Francisco, CA 94111
Attn: Bradley A. Bugdanowitz, Esq.
(c)	if to the Company after the Closing, to:
Youth and Family Centered Services, Inc.
c/o Acadia Healthcare Company, LLC
2849 Paces Ferry Road, Suite 750
Atlanta, Georgia 30339
Attn: President
with a copy (which shall not constitute notice) to:
Waud Capital Partners, LLC
300 North LaSalle Street, Suite 4900
Chicago, Illinois 60654
Attn: Charles Edwards
and a copy (which shall not constitute notice) to:
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Attn: John M. Callahan, Esq.

(d)	If to Parent or MergerCo, to:
Acadia Healthcare Company, LLC
2849 Paces Ferry Road, Suite 750
Atlanta, Georgia 30339
Attn: President
with a copy (which shall not constitute notice) to:
Waud Capital Partners, LLC
300 North LaSalle Street, Suite 4900
Chicago, Illinois 60654
Attn: Charles Edwards
and a copy (which shall not constitute notice) to:
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Attn: John M. Callahan, Esq.
For the avoidance of doubt, this Section 13.1 shall not apply to requests pursuant to Section 8.1(a) of this Agreement.
     Section 13.2 Disclosure Schedules.
          (a) Certain information set forth in the schedules to this Agreement (the “Schedules”) is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Parent, MergerCo or the Company, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Parent, MergerCo or the Company, as applicable. The section number headings in the Schedules correspond to the section numbers in this Agreement and any information disclosed in any section of the Schedules shall be deemed to be disclosed and incorporated into any other section of the Schedules where such disclosure would be appropriate and reasonably apparent.
          (b) From time to time prior to the Closing Date (but no later than one (1) Business Days before the Closing Date), Parent, MergerCo, the Company or the Principal Stockholders, as applicable, may deliver written notice to the other parties (a “Disclosure Schedule Update”) updating their Schedules either as a result of (i) matters hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules or that are necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby (a “Schedule Update”), or (ii) matters that existed or occurred at or before the date of this Agreement and should have been set forth or described in such Schedules, but were not (a “Schedule Correction”). Any other provision herein to the contrary notwithstanding, a Schedule Update or Schedule Correction shall be delivered to the other Parties hereto as soon as possible after the Party preparing such Schedule Update or Schedule Correction becomes aware of the inaccuracy of the corresponding Schedule.
          (c) If Parent, in its reasonable discretion, determines that it and MergerCo should not consummate the transactions contemplated by this Agreement because of any information contained in a Schedule Update or Schedule Correction that is delivered to Parent and MergerCo by the Company or any Principal Stockholder after the date of this Agreement and such Schedule Update or Schedule Correction contains information that is material and adverse to the Company, any Subsidiary or the transactions contemplated by this Agreement, then Parent and MergerCo may elect to terminate this Agreement on or before the Closing by giving written notice thereof to the Company.
          (d) Notwithstanding the foregoing, if the Parent has not exercised its termination rights under Section 13.2(c) then after the Closing, (i) a Schedule Update and an immaterial or not-adverse Schedule Correction will modify the corresponding Schedule, qualify the representations and warranties in this Agreement corresponding to such Schedule and cure any inaccuracy in or breach of representation or warranty that otherwise would have existed has such matter not been disclosed, and (ii) a material and adverse Schedule Correction will not modify the corresponding Schedule or qualify the representations and warranties in this Agreement corresponding to such Schedule and will not cure any inaccuracy in or breach of representation or warranty that otherwise might have existed hereunder by reason of the subject matter so disclosed or otherwise prejudice any indemnification rights under Article X for Losses relating to the subject matter so disclosed.
     Section 13.3 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof (including that certain confidentiality agreement dated July 29, 2010 by and between the Company and Waud Capital Partners, LLC).
     Section 13.4 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.
     Section 13.5 Certain Definitions. For purposes of this Agreement:
          (a) “Accreditation Organization” means any organization that is not a Governmental Authority and that accredits healthcare facilities, such as the Joint Commission.
          (b) “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (i) any direct or indirect acquisition or purchase of more than 10% of the capital stock of the Company or any of its Subsidiaries or all or substantially all of assets of the Company or any of its Subsidiaries, (ii) any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries.
          (c) “Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
          (d) “Affiliate” means, with respect to a particular Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “controls” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.
          (e) “Aggregate Exercise Price” means (i) with respect to the Options, an amount equal to $0.20 multiplied by the total number of shares of Common Stock that would be issued assuming full exercise immediately before the Effective Time of all Options cancelled as of the Effective Time, and (ii) with respect to the Warrants, $0.01 multiplied by the total number of shares of Common Stock that would be issued assuming full exercise immediately before the Effective Time of all Warrants cancelled as of the Effective Time.
          (f) “Aggregate Series A Liquidation Preference” means an amount equal to (i) the Series A Liquidation Preference, multiplied by (ii) the total number of shares of Series A Preferred Stock issued and outstanding immediately before the Effective Time.
          (g) “Business Day” means any day other than a day on which the office of the Secretary of State of the State of Georgia is closed.
          (h) “Cash and Cash Equivalents” means all cash and cash equivalents that are immediately convertible into cash, as determined in accordance with GAAP.
          (i) “Closing Cash Consideration” means an amount equal to (i) the Merger Consideration, plus (ii) if the Estimated Working Capital is greater than the Target Working Capital, the Working Capital Adjustment Amount, minus (iii) the Closing Indebtedness, minus (iv) the Stockholder Funded Expenses, minus (v) the Severance Obligations and the Insurance Tail Expenses, minus (vi) the Stockholders’ Expense Amount, minus (vii) if the Estimated Working Capital is less than the Target Working Capital, the Working Capital Adjustment Amount, minus (viii) the Paying Agent Expenses, minus (ix) the Indemnity Escrow Amount, Working Capital Escrow Amount and Service Center Escrow Amount; and minus (x) the Estimated Dissenters’ Expense, if applicable.
          (j) “Closing Cash Consideration Percentage” means, with respect to a particular Principal Stockholder, (i) the Closing Cash Consideration payable to such Principal Stockholder under this Agreement, divided by (ii) the Closing Cash Consideration payable to all Principal Stockholders under this Agreement.

          (k) “Closing Indebtedness” means any indebtedness for borrowed money by the Company or any Subsidiary of the Company (including capital leases and deferred purchase price obligations), indebtedness for borrowed money guaranteed in any manner (other than any guarantee in connection with any lease agreement) by the Company or any Subsidiary of the Company, and all accrued and unpaid interest or fees, penalties or other amounts associated with the repayment of any of the foregoing.
          (l) “Code” means the Internal Revenue Code of 1986, as amended.
          (m) “Common Closing Cash Consideration Per Share” means an amount, rounded to six decimal places, equal to (i) the sum of (A) the Closing Cash Consideration, minus (B) the Aggregate Series A Liquidation Preference, plus (C) the Aggregate Exercise Price of the Warrants if the aggregate consideration payable in respect of the Warrants is greater than the Aggregate Exercise Price of the Warrants, plus (D) the Aggregate Exercise Price of the Options if the aggregate consideration payable in respect of the Options is greater than the Aggregate Exercise Price of the Options, divided by (ii) the Fully Diluted Shares Outstanding.
          (n) “Common Escrow Consideration Per Share” means an amount, rounded to six decimal places, equal to (i) the quotient of (A) the sum of (1) the Indemnity Escrow Amount, plus the Working Capital Escrow Amount, plus the Service Center Escrow Amount, plus any interest and earnings earned thereon, plus (2) the Aggregate Exercise Price of the Warrants if the aggregate consideration paid in respect of the Warrants is greater than the Aggregate Exercise Price of the Warrants and the Aggregate Exercise Price of the Warrants was not included in the calculation of Common Closing Consideration Per Share, plus (3) the Aggregate Exercise Price of the Options if the aggregate consideration paid in respect of the Options is greater than the Aggregate Exercise Price of the Options and the Aggregate Exercise Price of the Options was not included in the calculation of Common Closing Consideration Per Share, divided by (B) the Fully-Diluted Shares Outstanding, minus (ii) the Series A Escrow Consideration Per Share.
          (o) “Common Net Merger Consideration Per Share” means the Common Closing Cash Consideration Per Share, plus a contingent right to receive the Common Escrow Consideration Per Share.
          (p) “Company Stock” means any shares of Common Stock or Preferred Stock of the Company.
          (q) “Current Assets” means and includes all current assets of the Company, as determined in accordance with GAAP consistent with the Company’s past practices, plus the Workers’ Compensation Collateral; provided that Current Assets shall not include any (i) Cash or Cash Equivalents, (ii) income Tax refunds or credits, or (iii) deferred Taxes of the Company or its Subsidiaries.
          (r) “Current Liabilities” means and includes all current liabilities of the Company, as determined in accordance with GAAP consistent with the Company’s past practices; provided that Current Liabilities shall not include any portion of (i) the Closing Indebtedness, (ii) the Stockholder Funded Expenses, (iii) the Severance Obligations, (iv) the Insurance Tail Expenses, (v) the Paying Agent Expenses, (vi) the Estimated Dissenters’ Expense,

(vii) the Parent Funded Expenses, (viii) any Losses (and accruals therefor) for which an indemnity claim could be made under Section 10.2(a)(iii), (ix) income Taxes, or (x) deferred Taxes of the Company or its Subsidiaries.
          (s) “Disbursement Waterfall” means, with respect to the disbursement of any funds by the Paying Agent among the Stockholders, the following order of priority:
               (i) first, all to the holders of the Series A Preferred Stock (ratably among such holders based upon the number of shares of Series A Preferred Stock held by each such holder immediately before the Effective Time) until the Series A Liquidation Preference has been paid in full; and
               (ii) second, all to the Stockholders (ratably among the Stockholders based upon the number of Fully Diluted Shares Outstanding held by each such holder immediately before the Effective Time).
          (t) “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal or other restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
          (u) “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.
          (v) “Environmental Condition” means (i) the Release of Hazardous Materials into the Environment; or (ii) the on-site or off-site treatment, storage, disposal or other handling of any Hazardous Materials originating on or from the Real Property; or (iii) the presence of any Hazardous Materials, including friable asbestos, in any portion of the Real Property; or (iv) any violation of Environmental Laws at or on any part of the Real Property.
          (w) “Environmental Laws” means all federal, state and local laws, statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, actions, policies and requirements (including consent decrees, judicial decisions, administrative orders and self-implementing closure requirements) relating to the protection, preservation or conservation of the Environment and to worker health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.
          (x) An “ERISA Affiliate” of the Company is any entity that is considered a single employee with the Company under ERISA § 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA § 302(3).

          (y) “Fully Diluted Shares Outstanding” means (i) the number of shares of Common Stock issued and outstanding immediately before the Effective Time (excluding, however, all Dissenting Shares that are shares of Common Stock), plus (ii) the total number of shares of Common Stock that would be issued assuming full conversion immediately before the Effective Time of all then-outstanding shares of Series A Preferred Stock into shares of Series B Preferred Stock and the full conversion immediately thereafter and before the Effective Time of all then-outstanding shares of Series B Preferred Stock into shares of Common Stock (excluding, however, all shares of Common Stock that would be issued upon such conversion of any Dissenting Shares), plus (iii) the total number of shares of Common Stock that would be issued assuming full exercise immediately before the Effective Time of the Warrants cancelled as of the Effective Time if the Warrant Payment is greater than $0.01, plus (iv) the total number of shares of Common Stock that would be issued assuming full exercise immediately before the Effective Time of the Options cancelled as of the Effective Time (after giving effect to any accelerated vesting resulting from the transactions contemplated by this Agreement) if the Option Payment is greater than $0.20.
          (z) “Hazardous Materials” means (i) “hazardous substances,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; (ii) “hazardous wastes,” as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; (iii) petroleum or petroleum products; (iv) radioactive material, including, without limitation, any source, special nuclear, or by-product material, as defined in 42 U.S.C. §2011 et seq.; (v) asbestos in any form or condition; (vi) polychlorinated biphenyls; (vii) biomedical wastes; and (viii) any other material, substance or waste regarding which liabilities or standards of conduct may be imposed under any Environmental Laws.
          (aa) “HITECH Act” means the Health Information Technology for Economic and Clinical Health Act, codified at 42 USC 201 et seq.
          (bb) “Intellectual Property” means (i) patents, registered and unregistered trademarks and service marks, brand names, trade names, domain names, copyrights, designs and trade secrets and (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs.
          (cc) “Joint Commission” means the Joint Commission, f/k/a the Joint Commission on Accreditation of Health Care Organizations.
          (dd) “Knowledge of the Company” means the actual knowledge, after due inquiry, of Kevin Sheehan (Chief Executive Officer), J. Mack Nunn (Chief Financial Officer), Lisa Machado (Vice President of Midwest Operations), Joy Figarsky (Vice President of Arkansas Operations), Margaret Stept (Vice President of Mississippi Operations), Lowell Keig (General Counsel) and Rick Neeck (Director of Compliance).
          (ee) “Leased Real Property” means all real property leased by the Company or any of its Subsidiaries.
          (ff) “Material Adverse Effect” means, with respect to a particular Person, any result, occurrence, fact, change, event or effect that is or could reasonably be expected to have a materially adverse effect on (i) the business, assets, liabilities, capitalization, condition (financial or otherwise) or results of operations of such Person, or (ii) the ability of such Person ability to perform, in a timely manner, its obligations under this Agreement, except to the extent resulting from (A) changes in general local, domestic, foreign or international economic conditions, (B) changes affecting generally the industries or markets in which the Company and its Subsidiaries operate, (C) acts of war, sabotage or terrorism, military actions or the escalation thereof, (D) changes in applicable laws, rules regulations ordinances or other requirements of Governmental Authorities or accounting rules or principles, including changes in GAAP), (E) any action required by this Agreement, or (F) the announcement of the Merger and the transactions contemplated by this Agreement; provided, however, that no event, change or action described in clause (A), (B) and (D) affects or could reasonably be expected to affect the subject Person in a substantially disproportionate manner.
          (gg) “Merger Consideration” means One Hundred Eighty Million and 00/100 Dollars ($180,000,000.00).
          (hh) “Net Working Capital” means Current Assets minus Current Liabilities.
          (ii) “Owned Real Property” means all real property in which the Company or any of the Subsidiaries has an ownership interest.
          (jj) “Parent Funded Expenses” means that portion of the filing fees paid by Parent in connection with the Antitrust Filings as contemplated by Section 8.3(a).
          (kk) “Permitted Encumbrances” means (i) statutory liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate funded reserves have been established in accordance with GAAP, (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due, (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (iv) the terms, provisions, restrictions and limitations of any personal property lease to the extent that such terms, provisions, restrictions and limitations do not materially impair the operation of the business at the facility at which such leased personal property is located, (v) liens under any credit facilities which will be discharged at or prior to the Closing, (vi) zoning, building codes, and other land use legal requirement regulating the use or occupancy of Owned Real Property or Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Owned Real Property or Leased Real Property and that do not materially interfere with the present use of the property affected thereby and do not or would not materially detract from the value and do not impair the use or occupancy of such property, and (vii) easements, servitudes, covenants, conditions, restrictions, and other similar matters affecting title to any assets of the Company or any of its Subsidiaries that in each case do not or would not materially detract from the value and do not impair the use or occupancy of such property.
          (ll) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

          (mm) “Pre-Closing Tax Period” means any taxable period (or portion thereof) of the Company or any of its Subsidiaries ending on or before the Closing Date.
          (nn) “Preferred Stock” means the Series A Preferred Stock and Series B Preferred Stock and Redeemable Preferred Stock.
          (oo) “Principal Stockholders” means the Stockholders who are signatories to this Agreement.
          (pp) “Redeemable Preferred Stock” means the Company’s Redeemable Preferred Stock, par value $0.0001 per share.
          (qq) “Related Party” means (i) each individual who is, or who has at any time since inception of the Company been, an equityholder, director, limited liability company manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, (ii) each immediate family member of the individuals described in clause (i) above; and (iii) each trust or other Person (other than the Company and its Subsidiaries) in which any Person described in clause (i) or clause (ii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or financial interest.
          (rr) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.
          (ss) “Restated Charter” means the Amended and Restated Articles of Incorporation of the Company as filed with the Georgia Secretary of State on May 28, 2004.
          (tt) “Series A Closing Cash Consideration Per Share” means an amount, rounded to six decimal places, equal to the lesser of (i) the Series A Liquidation Preference, and (ii) the Closing Cash Consideration divided by the total number of shares of Series A Preferred Stock issued and outstanding immediately before the Effective Time (excluding any Dissenting Shares that are shares of Series A Preferred Stock).
          (uu) “Series A Escrow Consideration Per Share” means an amount equal to the lesser of (i) the Series A Liquidation Preference minus the Series A Closing Cash Consideration Per Share, and (ii) the quotient of (A) the Indemnity Escrow Amount, plus the Working Capital Escrow Amount, plus the Service Center Escrow Amount, plus any interest and earnings earned thereon, divided by (B) the total number of shares of Series A Preferred Stock issued and outstanding immediately before the Effective Time (excluding any Dissenting Shares that are shares of Series A Preferred Stock).
          (vv) “Series A Liquidation Preference” means an amount equal to $1.00, plus all accrued and unpaid dividends on a share of Series A Preferred Stock as of the Closing Date.
          (ww) “Series A Net Merger Consideration Per Share” means the Series A Closing Cash Consideration Per Share, plus a contingent right to receive the Series A Escrow Consideration Per Share and a contingent right to receive the Common Net Merger Consideration Per Share.

          (xx) “Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share.
          (yy) “Series B Preferred Stock” means the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share.
          (zz) “Service Center Agreements” means the Letter Agreements to be entered into between the Company and each of Pete Busicchia, Roger Rohall, Truman Pugh, Susan Shaw, Leroy Fernando, Deboraha Muniz, Lowell Keig, Magdalena Freeman, Jennifer Guernica, William Bonneau, Charles Cahill, Dominic Lee, Richard Rowlison, Michael Kenny, Sunny Sleavin, Rick Neeck, Matthew Fredericksen and Kathy Smalley, each in a form reasonably agreed to by Parent and the Stockholders’ Representative, which letters (i) shall include a provision requiring the execution of a release in favor of the Company as a condition to the Company’s obligation to provide severance and (ii) shall not adversely affect the Surviving Corporation’s benefits plans.
          (aaa) “Sheehan/Nunn Agreements” means (i) that certain Agreement and Amendment to Employment Agreement between the Company and Kevin P. Sheehan and (ii) that certain Agreement and Amendment to Employment Agreement between the Company and J. Mack Nunn, each in substantially the form attached hereto as Exhibit D-1 and Exhibit D-2 respectively.
          (bbb) “Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
          (ccc) “Subsidiary” means any corporation or other entity, the outstanding voting securities and equity interests of which are directly or indirectly owned by Parent or the Company, as the case may be.
          (ddd) “TA Stockholders” means TA IX, L.P., a Delaware limited partnership, TA/Atlantic and Pacific IV, L.P., a Delaware limited partnership, TA Strategic Partners Fund A, L.P., a Delaware limited partnership, TA Investors 11, L.P., a Delaware limited partnership, and TA Strategic Partners Fund B, L.P., a Delaware limited partnership.
          (eee) “Target Working Capital” means Nine Million One Hundred Five Thousand Five Hundred Ninety-Eight Dollars ($9,105,598).
          (fff) “Tax Claim” means any legal proceeding with respect to Taxes of the Company or any of its Subsidiaries.
          (ggg) “Tax Indemnification Percentage” means, with respect to a TA Stockholder, the percentage obtained by dividing (i) the number of shares of Series A Preferred Stock held by such TA Stockholder immediately prior to the Effective Time, divided by (ii) the number of shares of Series A Preferred Stock held by all TA Stockholders immediately prior to the Effective Time.
          (hhh) “Tax Returns” means any report, return, document or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

          (iii) “Taxes” means any and all taxes, charges, fees, levies or other assessments, imposed by the IRS or any taxing authority, and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.
          (jjj) “Workers’ Compensation Collateral” means the amount of cash collateral deposited by the Company and its Subsidiaries with the Company’s workers’ compensation insurance carrier as of the Closing Date (including those referenced by general ledger account numbers 1460.300, 1460.302, 1460.304, 1460.306, 1460.307 and 1460.309), net of estimated claims (including those referenced by general ledger numbers 1460.310 and 2540.010) calculated in a manner consistent with the Company’s past practices.
          (kkk) “Working Capital Adjustment Amount” means that amount (expressed as a positive number) equal to the difference between (i) the Target Working Capital and (ii) the Estimated Working Capital.
     Section 13.6 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     Section 13.7 Fees and Expenses. Except for the Parent Funded Expenses which shall be the sole responsibility of Parent, (a) if the Merger is not consummated, Parent and MergerCo, on the one hand, and the Company and Principal Stockholders, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and (b) if the Merger is consummated, Parent and the Surviving Corporation, on the one hand, and the Principal Stockholders, on the other hand, shall bear its own expenses (including, for the Principal Stockholders, expenses incurred by the Company on behalf of the Principal Stockholders) in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

     Section 13.8 Choice of Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Georgia without regard to its rules of conflict of laws.
     Section 13.9 Service of Process. For purposes of this Agreement, each of the parties hereto hereby consents to service of process each party hereby (i) consents to service of process in any legal action, suit or proceeding among the parties to this Agreement arising in whole or in part under or in connection with the negotiation, execution and performance of this Agreement in any manner permitted by Georgia law, (ii) agrees that service of process made in accordance with this Section 13.9 or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.1, will constitute good and valid service of process in any such legal action, suit or proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such legal action, suit or proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
     Section 13.10 Specific Performance and Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at law or equity, exclusively the relevant state courts within Fulton county, Georgia and any state appellate court therefrom within the State of Georgia. The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of the covenants in this Agreement by the Company or Principal Stockholders, on the one hand, and to prevent or restrain breaches of the covenants in this Agreement by Parent or MergerCo, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding relating to this Section 13.10, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Section 13.10 in any court other than the aforesaid courts. For purposes of this Section 13.10, each of the parties hereto hereby consents to service of process in accordance with the terms of Section 13.9 of this Agreement. If any party hereto brings any Action to enforce specifically the covenants of this Agreement, then the Termination Date shall automatically be extended by (x) the amount of time during which such action is pending, plus (20) Business Days or (y) such other time period established by the Georgia court presiding over such Action.
     Section 13.11 Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of any state court within Fulton county, Georgia or, if it can obtain jurisdiction, the United States District Court for the Northern District of Georgia, sitting in Atlanta, Georgia (and the appropriate appellate courts) with respect to any claim or cause of action arising under or relating to this Agreement. Each party further irrevocably waives any objection to proceeding before such courts based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that any proceeding before such courts has been brought in an inconvenient forum. For purposes of this Section 13.11, each of the parties hereto hereby consents to service of process in accordance with the terms of Section 13.9 of this Agreement. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.
     Section 13.12 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.
     Section 13.13 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.
     Section 13.14 Binding Effect; Benefit. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement.
     Section 13.15 Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Stockholders’ Representative has retained Goodwin to act as its counsel in connection with the transactions contemplated hereby. Parent and MergerCo hereby agree that, in the event that a dispute arises after the Closing between Parent, the Surviving Corporation and its Subsidiaries on the one hand, and the Stockholders’ Representative and the Stockholders on the other hand, Goodwin may represent the Stockholders’ Representative and Stockholders in such dispute even though the interests of the Stockholders’ Representative and Stockholders may be directly adverse to the Surviving Corporation and its Subsidiaries, and even though Goodwin may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation or its Subsidiaries. Parent and MergerCo further agree that, as to all communications among Goodwin, the Company, its Subsidiaries, the Stockholders’ Representative and/or any Stockholder that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence shall extend to the Stockholders’ Representative and the Stockholders and may be controlled by the Stockholders’ Representative. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation and its Subsidiaries on the one hand and a third party other than the Stockholders’ Representative or an

Stockholder, on the other hand, Parent, the Surviving Corporation and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Parent, the Surviving Corporation or its Subsidiaries may waive such privilege without the prior written consent of the Stockholders’ Representative.
     Section 13.16 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.
     Section 13.17 Counterparts. The parties hereto may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement. The parties hereto may deliver executed signature pages to this Agreement by facsimile or email transmission, and none of the parties hereto may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:	ACADIA HEA LTHCARE COMPANY, LLC
	By:	/s/ Trey Carter
		Name:	Trey Carter
		Title:	Authorized Representative

MERGERCO:	ACADIA — YFCS ACQUISITION COMPANY, INC.
	By:	/s/ Trey Carter
		Name:	Trey Carter
		Title:	Authorized Representative

COMPANY:	YOUTH AND FAMILY CENTERED SERVICES, INC.
	By:	/s/ Kevin Sheehan
		Name:	Kevin Sheehan
		Title:	President

STOCKHOLDERS’ REPRESENTATIVE:	TA ASSOCIATES, INC., a Delaware corporation
	By:	/s/ Jennifer M. Mulloy
		Name:	Jennifer M. Mulloy
		Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

PRINCIPAL STOCKHOLDERS:	TA IX, L.P., a Delaware limited partnership
	By:	TA Associates IX LLC., its General Partner
	By:	TA Associates, Inc., its Manager

By:	/s/ Jennifer M. Mulloy
	Name:	Jennifer M. Mulloy
	Title:	Managing Director

TA/ATLANTIC AND PACIFIC IV, L.P., a Delaware limited partnership
By:	TA Associates AP IV L.P., its General Partner
By:	TA Associates, Inc., its General Partner

By:	/s/ Jennifer M. Mulloy
	Name:	Jennifer M. Mulloy
	Title:	Managing Director

TA STRATEGIC PARTNERS FUND A, L.P., a Delaware limited partnership
By:	TA Associates SPF L.P., its General Partner
By:	TA Associates, Inc., its General Partner

By:	/s/ Jennifer M. Mulloy
	Name:	Jennifer M. Mulloy
	Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

PRINCIPAL STOCKHOLDERS (CONT’D):	TA INVESTORS II, L.P., a Delaware limited partnership
	By:	TA Associates, Inc., its General Partner

By:	/s/ Jennifer M. Mulloy
	Name:	Jennifer M. Mulloy
	Title:	Managing Director

TA STRATEGIC PARTNERS FUND B, L.P., a Delaware limited partnership
By: TA Associates SPF L.P., its General Partner
By:	TA Associates, Inc., its General Partner

By:	/s/ Jennifer M. Mulloy
	Name:	Jennifer M. Mulloy
	Title:	Managing Director

CGW Southeast Partners III, L.P.
By:	CGW Southeast III, L.L.C., its General Partner
By:	CGW, Inc., its Manager

By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	V.P

[Signature Page to Agreement and Plan of Merger]

PRINCIPAL STOCKHOLDERS (CONT’D):	/s/ Kevin P. Sheehan
Kevin P. Sheehan, individual

/s/ J. Mack Nunn
J. Mack Nunn, an individual
[Signature Page to Agreement and Plan of Merger]

ANNEX A
Defined Terms

Section
Term	Reference
Acadia — YFCS Holdings	6.7(a)
Accreditation Organization	13.5
Action	13.5
Affiliate	13.5
Agreement	Preamble
Antitrust Filings	8.3(a)
Application	4.17(b)
Appraisal Rights Provisions	3.2(a)
Base Balance Sheet	4.5(a)
Benefit Plans	4.9(a)
Business Day	13.5
Business Representations	10.1(b)
Bylaws	4.1(a)
Cash and Cash Equivalents	13.5
Certificate of Merger	1.2
Certificate of Need	4.17(b)
Certificates	3.1(c)
Closing	1.4
Closing Cash Consideration	13.5
Closing Cash Consideration Percentage	13.5
Closing Cash Statement	2.8
Closing Cash and Cash Equivalents	2.8
Closing Date	1.4
Closing Indebtedness	13.5
Closing Statement	2.7(a)
Closing Working Capital	2.7(a)
Code	13.5
Common Closing Cash Consideration Per Share	13.5
Common Escrow Consideration Per Share	13.5
Common Net Merger Consideration Per Share	13.5
Common Stock	2.1(c)(ii)
Common Stock Certificate	2.1(c)(ii)
Company	Preamble
Company Board	Recitals
Company Employees	8.6(a)
Company Licenses	4.17(a)
Company Stock	13.5
Confidential Information	8.2

Section
Term	Reference
CON Agency	4.17(b)
Consents	4.4(a)
Corrected Schedules	13.2(b)
Current Assets	13.5
Current Insurance Policy	4.18
Current Liabilities	13.5
Disbursement Waterfall	13.5
Disclosure Schedule Update	13.2(b)
Dispute Notice	2.7(b)
Dissenters’ Rights Actions	3.2(c)
Dissenting Shares	3.2(a)
D&O Indemnified Parties	8.5
Effective Time	1.2
Encumbrance	13.5
Environment	13.5
Environmental Condition	13.5
Environmental Laws	13.5
ERISA	4.9(a)
ERISA Affiliate	13.5
Escrow Agent	3.1(b)
Escrow Agreement	3.1(b)
Escrow Cut-Off Date	10.1(b)
Estimated Working Capital	2.5
Estimated Dissenters Expenses	3.2(c)
Excess Dissenters’ Rights Reserve Amount	3.2(c)
Financial Statements	4.5(a)
Financing	6.4
Financing Letters	6.4
Fully-Diluted Shares Outstanding	13.5
Fundamental Representations	10.1(a)
GAAP	4.1(a)
GBCC	Recitals
Goodwin	1.4
Governmental Authority	4.4(b)(i)
Hazardous Material	13.5
Healthcare Providers	4.16(f)
HIPAA Regulations	4.22
HITECH Act	13.5
HSR Act	4.4(b)(i)
Indemnified Parties	10.3(a)
Indemnifying Parties	10.3(a)
Indemnity Claim	12.1
Indemnity Escrow Amount	3.1(b)
Indemnity Escrow Fund	3.1(b)
Insurance Tail Expenses	2.4

Section
Term	Reference
Insurance Tail Policies	8.5
Intellectual Property	13.5
IRS	4.8(a)(iii)
Joint Commission	13.5
Knowledge of the Company	13.5
Leased Real Property	13.5
Leases	4.10(b)
Letter of Transmittal	3.1(c)
Losses	10.2(a)
Material Adverse Effect	13.5
Material Contracts	4.12(b)
Merger	Recitals
Merger Consideration	13.5
MergerCo	Preamble
Net Working Capital	13.5
Neutral Auditor	2.7(b)
Oak Ridge Divestiture	7.2
Option	2.1(d)
Option Payment	2.1(d)
Owned Real Property	13.5
Parent	Preamble
Parent Benefit Plans	8.6(b)
Parent Funded Expenses	13.5
Parent/MergerCo Indemnified Parties	10.2(a)
Paying Agent	3.1(a)
Paying Agent Expenses	3.1(a)
Payment Fund	3.1(a)
Payors	4.19
Permitted Encumbrances	13.5
Person	13.5
Pre-Closing Straddle Period	8.9(b)
Pre-Closing Tax Period	13.5
Preferred Stock	13.5
Principal Stockholders	13.5
Privacy Rule	4.22
Real Property	4.10(c)
Record Retention Period	8.7
Redeemable Preferred Stock	13.5
Release	13.5
Restated Charter	13.5
Schedules	13.2(a)
Second Request	8.3(c)
Series A Closing Cash Consideration Per Share	13.5
Series A Escrow Consideration Per Share	13.5
Series A Liquidation Preference	13.5

Section
Term	Reference
Series A Net Merger Consideration Per Share	13.5
Series A Preferred Stock	13.5
Series B Preferred Stock	13.5
Severance Obligations	2.4
Specified Persons	8.6(a)
Sponsor	6.4
Stockholder	2.1
Stockholder Funded Expenses	2.3
Stockholders’ Expense Amount	13.5
Stockholders’ Representative	Preamble
Straddle Period	13.5
Subsidiary	13.5
Surviving Corporation	1.1
Surviving Corporation Employees	8.6(b)
TA Stockholders	13.5
Target Working Capital	13.5
Tax Claim	13.5
Tax Indemnification Percentage	13.5
Tax Returns	13.5
Taxes	13.5
Termination Date	11.1(c)
Third-Party Claim	10.3(a)
Threshold Amount	10.2(d)(i)
Transfer Taxes	8.9(h)
Updated Schedules	13.2(b)
WARN	4.11(c)
Warrant	2.1(e)
Warrant Payment	2.1(e)
Working Capital Adjustment Amount	13.5
Working Capital Escrow Amount	3.1(b)
Working Capital Escrow Fund	3.1(b)

A-4